UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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REYNOLDS CONSUMER PRODUCTS INC.
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Reynolds Consumer Products Inc.
1900 W. Field Court
Lake Forest, Illinois 60045
NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS
Notice is hereby given that the 2026 Annual Meeting of Stockholders of Reynolds Consumer Products Inc. will be held on Wednesday, April 29, 2026, at 5:00 p.m. Central Time.
The Annual Meeting will be completely virtual. You may attend the meeting, submit questions, and vote your shares electronically during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/REYN2026 and entering the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. Instructions on how to attend and participate in the Annual Meeting via the webcast are posted on this site as well.
The purposes of the meeting are the following:
1.    to elect three directors to serve until the 2029 Annual Meeting of Stockholders;

2.    to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2026;
3.    to approve, on an advisory basis, the 2025 compensation of our named executive officers as disclosed in the accompanying Proxy Statement; and
4.    to transact such other business as may properly come before the meeting or at any and all adjournments or postponements thereof.
Only stockholders of record at the close of business on March 2, 2026, will be entitled to vote at the meeting and any adjournment or postponement thereof.

Your vote is important. To ensure that your vote is recorded promptly, please vote as soon as possible by submitting your proxy via the internet at the address listed on the Notice or proxy card, by telephone using the toll-free number listed on the proxy card or by signing, dating and returning the proxy card.

Lake Forest, Illinois March 18, 2026	By Order of the Board of Directors, /s/ Jill E. Barnett Jill E. Barnett Chief Legal Officer and Secretary

Cautionary Note Regarding Forward-Looking Statements
The statements included in this Proxy Statement regarding future performance and results, expectations, plans, strategies, priorities, commitments and other statements that are not historical facts are forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are based upon current beliefs, expectations and assumptions and are subject to significant risks, uncertainties and changes in circumstances that could cause actual results to differ materially from the forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025. Readers of this Proxy Statement are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PROXY STATEMENT SUMMARY
Our Board of Directors (the “Board of Directors” or “Board”) has made this Proxy Statement and related materials available to you on the internet, or at your request has delivered printed versions to you by mail, in connection with the Board of Directors’ solicitation of proxies for our 2026 Annual Meeting of Stockholders (the “Annual Meeting”), to be held on Wednesday, April 29, 2026, at 5:00 p.m. Central Time, in a virtual meeting format only, and any adjournment of the Annual Meeting. If you requested printed versions of these materials by mail, they will also include a proxy card for the Annual Meeting.
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners as of the record date of March 2, 2026. The mailing of the Notice to our stockholders is scheduled to begin on or about March 18, 2026.
This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all of the information you should consider, and we urge you to read the entire Proxy Statement, as well as our 2025 Annual Report, before voting.
IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDERS MEETING TO BE HELD ON APRIL 29, 2026: This Proxy Statement and our 2025 Annual Report to Stockholders are available at www.proxyvote.com.
VOTING MATTERS AND BOARD RECOMMENDATION

Voting Matter	Board Recommendation
Proposal 1: Election of three directors	FOR each nominee

Proposal 2: To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2026	FOR

Proposal 3: To approve, on an advisory basis, the 2025 compensation of our named executive officers	FOR

DIRECTOR NOMINEES AND CONTINUING DIRECTORS

Director	Age(1)	Director Since	Principal Occupation	Independent	Audit Committee	CNG Committee
Greg Cole	62	2019	Senior Executive, Rank			Chair
Helen Golding	63	2019	Group Legal Counsel, Rank			✓
Marla Gottschalk	65	2020	Former Chief Executive Officer, The Pampered Chef	✓	Chair
Duncan Hawkesby	51	2025	Managing Director, Hawkesby Management Limited
Scott Huckins	59	2025	Chief Executive Officer, Reynolds Consumer Products
Allen Hugli	63	2021	Chief Financial Officer, Rank
Christine Montenegro McGrath	60	2023	Senior Vice President and Chief Impact & Sustainability Officer, Mondelez International	✓	✓
Rolf Stangl(2)	54	2024	Senior Advisor, Apollo Global Management Inc.	✓		✓
Ann Ziegler	67	2020	Former Senior Vice President and Chief Financial Officer, CDW Corporation	✓	✓

(1)As of March 2, 2026
(2)Chair of the Board

CORPORATE GOVERNANCE HIGHLIGHTS
•Independent Chair of the Board
•Diverse Board with effective mix of skills, experiences and perspectives
•4 of 9 Board members are female; 1 Board member is racially diverse
•Independent directors hold executive sessions without management present
•Single class voting structure (one share, one vote)
•Code of business conduct applicable to all employees, officers and directors
•Extensive Board and Audit Committee oversight of cybersecurity and other risk management matters
•Board oversight of environmental matters
•Board oversight of health and safety matters
•Extensive management engagement with potential and existing shareholders

EXECUTIVE COMPENSATION BEST PRACTICES
We annually evaluate all elements of executive officers’ pay to ensure alignment with performance objectives, market best practices and stockholder interests. The following summarizes our compensation practices.

What We Do
✓	Pay for performance by providing the majority of senior executive compensation in the form of variable cash incentives and equity awards tied to meeting performance goals
✓	Establish challenging performance goals in incentive plans
✓	Require non-competition agreement for equity award eligibility
✓	Provide limited executive perquisites
✓	Discourage excessive risk-taking and encourage long-term decision-making with our compensation programs, in alignment with the interests of our shareholders
✓	Review executive compensation levels and practices relative to our peer group and relevant survey data
✓	Use an outside independent compensation consultant engaged directly by the CNG Committee to advise on executive compensation matters
✓	Subject executives’ cash and equity-based incentive compensation to clawback
✓	Maintain stock ownership guidelines for executive officers and directors

What We Don’t Do
X	Provide automatic salary increases for our executives in their employment agreements
X	Maintain supplemental executive retirement plans for our executives
X	Pay dividends on unearned performance-based equity awards
X	Provide excise tax gross-ups, except in cases of relocation assistance
X	Allow hedging or pledging of company securities
X	Reprice or exchange underwater stock options without shareholder approval

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors is presently comprised of nine directors, divided into three classes serving staggered three-year terms. The term of the Class I directors expires at our 2027 Annual Meeting of Stockholders, the term of the Class II directors expires at our 2028 Annual Meeting of Stockholders, and the term of the Class III directors expires at our 2026 Annual Meeting of Stockholders. The current members of each class of directors are as follows:
•Class I directors: Helen Golding, Allen Hugli and Christine Montenegro McGrath
•Class II directors: Gregory Cole, Duncan Hawkesby and Ann Ziegler
•Class III directors: Marla Gottschalk, Scott Huckins and Rolf Stangl
We have entered into a Stockholders Agreement (the “Stockholders Agreement”) with Packaging Finance Limited (“PFL”) which, among other things, provides that PFL has the right to nominate all of our directors so long as the Hart Entities (as defined in the Stockholders Agreement) beneficially own at least 50% of the outstanding shares of our common stock; a majority of our directors so long as they own at least 40% of our stock; and at least one director so long as they own at least 10% of our stock. Currently, PFL has the right to nominate all of our directors, and all of our directors were nominated by, and may be removed by, PFL. Based on the recommendation of the Compensation, Nominating and Corporate Governance Committee (the “CNG Committee”) and designated by PFL, the Board has nominated Marla Gottschalk, Scott Huckins and Rolf Stangl for election as directors at the 2026 Annual Meeting, to serve until the 2029 annual meeting of stockholders.
Proxies cannot be voted for a greater number of persons than three, the number of nominees named in this Proxy Statement. We expect each nominee for election as a director will be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees.
Set forth below is biographical information as of March 2, 2026, for the nominees and each person whose term of office as a director will continue after the Annual Meeting. Duncan Hawkesby is the son-in-law of Mr. Graeme Hart, who is the ultimate owner of PFL. There are no family relationships among our executive officers.

Gregory Cole

Age: 62
Director Since: October 2019
Class II
Committees:
•Compensation, Nominating and Corporate Governance Committee (Chair)

Mr. Cole currently serves as a senior executive and a director of Rank Group Limited (“Rank” or “Rank Group”) and a director of other entities owned by Mr. Graeme Hart. He has been a senior executive of Rank since 2004. He is a director of our controlling shareholder, PFL. From 1994 to 2004, Mr. Cole was a partner with Deloitte Touche Tohmatsu, which he joined in 1986. Mr. Cole received a Bachelor of Commerce from the University of Auckland.
Mr. Cole brings to the Board valuable perspective and insight with respect to the Company’s business, industry, challenges, and opportunities as a result of his years serving in a variety of senior executive positions for Rank.

Helen Golding

Age: 63
Director Since: October 2019
Class I
Committees:
•Compensation, Nominating and Corporate Governance Committee

Ms. Golding is a director of our controlling shareholder, PFL, and currently serves as Group Legal Counsel and a director of Rank and a director of other entities owned by Mr. Graeme Hart. She has been a senior executive of Rank since 2006. Ms. Golding joined Rank from Burns, Philp & Company Pty Limited where she served as Company Secretary and Group Legal Counsel from 1998 to 2006. Prior to that, she was a private practitioner in a Sydney-based law firm. Ms. Golding received a Bachelor of Economics and Master of Laws from the University of Sydney.
Ms. Golding brings to the Board valuable perspective and insight with respect to the Company’s business, industry, challenges, and opportunities as a result of her years serving as Group Legal Counsel for Rank.

Marla Gottschalk

Age: 65
Director Since: January 2020
Class III
Committees:
•Audit Committee (Chair)

Ms. Gottschalk served as the Chief Executive Officer of The Pampered Chef Ltd. from 2006 to 2013 and as President and Chief Operating Officer from 2003 to 2006. Ms. Gottschalk joined Pampered Chef from Kraft Foods, Inc., where she worked for 14 years in various management positions, including as Senior Vice President of Financial Planning and Investor Relations for Kraft, Executive Vice President and General Manager of Post Cereal Division and Vice President of Marketing and Strategy of the Kraft Cheese Division. Ms. Gottschalk is currently a member of the board of directors of US Foods Holding Corp where she serves as the chair of the audit committee and as a member of the nominating and governance committee. She also serves as a member of the board of directors of UL Solutions Inc., where she chairs the nominating and governance committee and is a member of the human capital and compensation committee. Ms. Gottschalk previously served as a director of Big Lots, Inc. from 2015 to 2024 and Potbelly Corporation from 2009 to 2022. Ms. Gottschalk received a B.S. in Business from Indiana University and a Masters in Management Studies from Northwestern University’s J.L. Kellogg Graduate School of Management.
Ms. Gottschalk brings to the Board qualifications that include her extensive experience with global companies, her expertise in the consumer products industry and her years of experience in operations and strategic management.

Duncan Hawkesby

Age: 51
Director Since: July 2025
Class II
Committees: None

Mr. Hawkesby has served as the Managing Director of Hawkesby Management Limited, a private investment company, since 2018. Mr. Hawkesby currently serves as a director of certain entities beneficially owned by Mr. Graeme Hart, including Graham Packaging Company Inc., a US plastic packaging manufacturing company, and Building Supplies Group Holdings Limited, a New Zealand building supplies company. Mr. Hawkesby previously served as a director of Pactiv Evergreen Inc., a manufacturer of fresh food and beverage packaging, from June 2022 to April 2025. He was a director of TaxGift Limited, a New Zealand based company that enables individuals to donate tax credits to charities and schools, from 2021 to 2023. He also served as the Managing Director of Fliway Limited, one of New Zealand’s largest independent, locally-owned specialized transport and logistics companies, from 2006 to 2018, as well as on the board of directors of Fliway’s joint venture with United Parcel Services, United Parcel Service – Fliway (NZ) Limited, from 2006 to 2023. Before joining Fliway, Mr. Hawkesby served as Managing Director of Nature’s Oven Limited, a manufacturer of retail food products, from 2000 to 2005. He holds a Bachelor of Commerce from the University of Otago.

Mr. Hawkesby is Mr. Hart’s son-in-law. Mr. Hawkesby brings to the Board experience as a senior executive and board member for public and private companies across multiple industries.

Scott Huckins

Age: 59
Director Since: January 2025
Class III
Committees: None

Mr. Huckins has served as the Company’s President and Chief Executive Officer and as a member of the Company’s Board of Directors since January 2025. Mr. Huckins served as our Chief Financial Officer from November 2023 to January 2025. Prior to joining the Company in October 2023, Mr. Huckins served as the CFO of SunOpta, Inc. from 2019 to October 2023. Mr. Huckins previously served as CFO of Claire’s Stores Inc. from 2016 to 2019. Prior to Claire’s, Mr. Huckins was with Sears Holdings from 2012 to 2016 where he served in the roles of Vice President, Treasurer and as President, Sears Reinsurance Company, Ltd., a captive insurance company operating in Bermuda. Mr. Huckins also served as Vice President, Treasury, Tax and Investor Relations at RCS Holdings, Inc. from 2010 to 2012. He formerly served as Principal at Pioneer Advisors from 2008 to 2009. From 2001 to 2008, Mr. Huckins served in senior leadership roles at Koch Industries Inc. and affiliated companies, including as President & CEO of Koch Financial Products, LLC, CFO of the Capital Markets Division, Treasurer of Koch Industries Inc., and CFO of KoSa B.V. Mr. Huckins holds a B.S. in Finance from Arizona State University and earned a Master of Management, with concentrations in Finance and Management Strategy, from Northwestern University, J.L. Kellogg Graduate School of Management.
Mr. Huckins brings to the Board valuable perspective and insight with respect to the business, industry, challenges, and opportunities as a result of his years serving as the senior executive officer of various organizations. Mr. Huckins also represents management’s perspective on important matters to the Board.

Allen Hugli

 Age: 63
Director Since: March 2021
Class I
Committees: None

Mr. Hugli is a director of our controlling shareholder, PFL, and currently serves as Chief Financial Officer and a director of Rank. He previously served as a director of Pactiv Evergreen Inc. until April 2025, where he also served as the Chief Financial Officer from 2009 to 2020. Mr. Hugli is a director of other entities owned by Mr. Graeme Hart and has been a senior executive of Rank since 1993. Mr. Hugli previously held positions in financial management and audit practices in Australia, Canada and New Zealand. Mr. Hugli received a Bachelor of Commerce (Honours) from Queen’s University at Kingston. Mr. Hugli holds a CPA CA designation from the Chartered Professional Accountants of Canada.
Mr. Hugli brings to the Board valuable perspective and insight with respect to the Company’s business, industry, challenges, and opportunities as a result of his years serving as Chief Financial Officer and a director of Rank.

Christine Montenegro McGrath

Age: 60
Director Since: September 2023
Class I
Committees:
•Audit Committee

Ms. McGrath has served as Senior Vice President and Chief Impact & Sustainability Officer with Mondelez International since 2021. Prior to her current position, Ms. McGrath served in various other leadership roles at Mondelez since 2012, including more recently Vice President and Chief of Global Impact, Sustainability & Mindful Snacking. Ms. McGrath joined Mondelez from Kraft Foods, Inc., where she worked from 1989 to 2012 in various management positions in brand management, product innovation and corporate initiatives, including serving as Vice President of Global Sustainability and Vice President Latino Centre of Excellence. Prior to this, Ms. McGrath was a Senior Auditor with Arthur Andersen & Co. from 1987 to 1989. Ms. McGrath received her Bachelor of Science, Accounting and Philosophy, from Boston College, School of Management in the Honors Program, and her Master of Management, Marketing and Strategy, from Northwestern University, J.L. Kellogg Graduate School of Management. Ms. McGrath also received an Honorary Doctorate in Business Administration from Boston College.
Ms. McGrath brings to the Board qualifications in senior leadership positions that include her extensive experience with global companies, expertise in the consumer products industry and years of experience in sustainability and ESG-related corporate governance, reporting and disclosures, as well as marketing and strategic management.

Rolf Stangl

Age: 54
Director Since: September 2024
Non-Executive Chair of the Board Since: September 2024
Class III
Committees:
•Compensation, Nominating and Corporate Governance Committee

Since January 2022, Mr. Stangl has also served as a Senior Advisor to Apollo Global Management Inc. and as a member of the Board of Directors of Reno de Medici S.p.A., a leading producer of recycled cartonboard in Europe. Mr. Stangl previously served as an independent member of the board of directors of Pactiv Evergreen Inc. from September 2020 to April 2025. He was a member of its Audit Committee from August 2021 to April 2025, its Compensation Committee from July 2022 to April 2025, and its Nominating Committee from September 2020 to March 2024. Since October 2022, Mr. Stangl has served as a member of the Board of Directors, and from January 2023 through March 2023 he served as interim co-CEO, of Ingenico, a portfolio company of Apollo specializing in payments terminals and solutions. Mr. Stangl previously served as CEO of SIG Group AG, a global provider of packaging solutions, stock listed in Switzerland, from 2008 to December 2020. Before becoming CEO of SIG in 2008, Mr. Stangl held a number of positions within SIG, including Head of Corporate Development and M&A, Chief Executive Officer of SIG Beverage (a division subsequently divested) and Chief Market Officer. Previously, he was an Investment Director for small and mid-cap buyouts at a family office in the United Kingdom and a Senior Consultant with Roland Berger Strategy Consultants in Germany.
Mr. Stangl received a Bachelor of Business Administration from the École Supérieure de Commerce de Reims and the European School of Business at Reutlingen.

Mr. Stangl brings to the Board broad experience with business issues applicable to the success of a publicly traded company, including a controlled company, and after his extensive experience holding senior leadership positions with global companies.

Ann Ziegler

Age: 67
Director Since: September 2020
Class II
Committees:
•Audit Committee

Ms. Ziegler served as Senior Vice President and Chief Financial Officer of CDW Corporation, a technology solutions provider, from 2008 to 2017. From 2005 to 2008, Ms. Ziegler served as Chief Financial Officer and Senior Vice President, Administration of Sara Lee Food & Beverage, a division of Sara Lee Corporation, a global consumer goods company. From 2003 to 2005, Ms. Ziegler served as Chief Financial Officer and Senior Vice President, Administration of Sara Lee Bakery Group. From 1993 to 2003, Ms. Ziegler served in various corporate development and legal positions at Sara Lee. Prior to joining Sara Lee, Ms. Ziegler was a corporate attorney at the law firm of Skadden, Arps, Slate, Meagher & Flom. Ms. Ziegler is currently a member of the board of directors of US Foods Holding Corp. and Wolters Kluwer. During the past five years, Ms. Ziegler also served on the board of directors of Groupon, Inc. and Hanesbrands, Inc. Ms. Ziegler received a B.A. in Economics and Government from The College of William and Mary and a J.D. from University of Chicago Law School.
Ms. Ziegler brings to the Board experience in senior leadership positions with companies in the consumer products industry, including with corporate risk management issues, and preparing or overseeing the preparation of financial statements. She has experience in corporate governance through service as a director of other public companies.

Board of Directors’ Recommendation
The proposal for the election of directors relates solely to the election of the directors nominated by the Board of Directors.
The Board of Directors recommends that stockholders vote FOR the election of the three director nominees, Marla Gottschalk, Scott Huckins and Rolf Stangl.

CORPORATE GOVERNANCE

Director Independence
We are a “controlled company” under the rules of the Nasdaq Stock Market LLC (“Nasdaq”). As a result, we qualify for exemptions from, and have elected not to comply with, certain corporate governance requirements under the rules, including the requirements that we have a Board that is composed of a majority of “independent directors,” as defined under the Nasdaq rules, and a compensation and nominating committee that is composed entirely of independent directors.
Even though we are a controlled company, we are required to comply with the rules of the SEC and Nasdaq relating to the membership, qualifications and operations of the Audit Committee. All members of the Audit Committee are independent directors.
Our Board of Directors has determined that Ms. Gottschalk, Ms. McGrath, Mr. Stangl and Ms. Ziegler are independent directors under Nasdaq rules. In making such independence determination, the Board of Directors considered the relationships that each such non-employee director has with our Company and all other facts and circumstances that the Board of Directors deemed relevant in determining their independence.
Board Leadership Structure
The positions of our Chair of the Board and Chief Executive Officer are presently separated. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chair of the Board to lead the Board of Directors in its fundamental role of providing advice to, and oversight of, management. Our Board of Directors recognizes the time, effort and energy that the Chief Executive Officer must devote to his position in the current business environment, as well as the commitment required to serve as our Chair, particularly as the Board of Directors’ oversight responsibilities continue to grow. Our Board of Directors also believes that this structure ensures a greater role for the non-management directors in the oversight of our Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board of Directors. Although our Bylaws and Corporate Governance Guidelines do not require our Chair of the Board and Chief Executive Officer positions to be separate, our Board of Directors believes that having separate positions is the appropriate leadership structure for the Company at this time.

Stockholder Communications
A shareholder or other interested party may submit a written communication to the Board of Directors by sending it to the Board in care of Corporate Secretary at Reynolds Consumer Products, 1900 West Field Court, Lake Forest, IL 60045 Attention: Corporate Secretary. The Corporate Secretary will send copies of all communications to the Chair and Chief Executive Officer and, when appropriate, to all Board members.

Procedures for Selecting and Nominating Director Candidates
The CNG Committee Charter provides that the CNG Committee shall:
•Determine the qualifications, qualities, skills and other expertise required to be a director and develop, and recommend to the Board for its approval, criteria to be considered in selecting nominees for director (the “Director Criteria”).
•Evaluate the current composition, organization and governance of the Board and make appropriate recommendations on such matters to the Board for approval, consistent with the Director Criteria.
•Search for, identify, evaluate and recommend for selection by the Board candidates for membership on the Board, including in the case of newly-created positions or vacancies on the Board and review any candidates that are recommended by stockholders in compliance with the Company’s certificate of incorporation, bylaws and stockholder nomination and recommendation policies and procedures, applicable law and any applicable stockholders agreement. In making its recommendations for Board and committee membership, the Committee shall:
◦review candidates’ qualifications for membership on the Board or a committee of the Board based on the Director Criteria;
◦consider any other factors that are set forth in the Company’s Corporate Governance Guidelines or are deemed appropriate by the CNG Committee or the Board;
◦assess the performance of current directors being evaluated for renomination to the Board; and
◦periodically review, as appropriate, the service of all directors on the boards of other public companies with consideration to the substantial time commitment required of directors and make such recommendations to the Board as it may deem advisable.
•Recommend for selection by the Board the director nominees (by class, if the Board is classified at the time of the recommendation) to stand for election to the Board by the stockholders at any meeting of stockholders at which directors are to be elected.
•Consider the Board’s leadership structure, including the separation of the Chair of the Board and Chief Executive Officer roles and/or appointment of a lead independent director of the Board, either permanently or for specific purposes, and make such recommendations with respect thereto as the CNG Committee deems appropriate.
•Develop and review periodically the Company’s policies and procedures for considering stockholder nominees for election to the Board.
•Evaluate the performance of individual members of the Board and, if appropriate, recommend termination of membership of individual directors for cause or for other appropriate reasons.
•Evaluate the “independence” of directors and director nominees against the independence requirements of Nasdaq and the Exchange Act, and the regulations promulgated thereunder.

Pursuant to the Stockholders Agreement between the Company and PFL, PFL has the right to nominate all of our directors so long as the Hart Entities (as defined in the Stockholders Agreement) beneficially own at least 50% of the outstanding shares of our common stock; a majority of our directors so long as they own at least 40% of our stock; and at least one director so long as they own at least 10% of our stock. Currently, PFL has the right to nominate all of our directors, and all of our directors were nominated by, and may be removed by, PFL.

The Company’s Bylaws include provisions for nomination and election of directors at the annual meeting of stockholders and requirements for director nominees.

The CNG Committee will consider director candidates recommended by stockholders in the same manner that it considers all director candidates. Stockholders who wish to suggest qualified candidates should write to Reynolds Consumer Products, 1900 West Field Court, Lake Forest, IL 60045 Attention: Corporate Secretary. Any such recommendation should include a description of the candidate’s qualifications for board service; the candidate’s written consent to be considered for nomination and to serve if nominated and elected; and addresses and telephone numbers for contacting the stockholder and the candidate for more information.

Board Meetings and Committees
Our Board of Directors held six meetings during 2025. The independent directors regularly hold executive sessions at meetings of the Board of Directors. Each of our current directors attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board of Directors on which such director then served that were held in 2025. Directors are encouraged to attend the annual meetings of stockholders of the Company, as provided in our Corporate Governance Guidelines. All of our directors who were directors at the time of our 2025 annual meeting of stockholders attended that meeting.
During 2025, our Board of Directors had two standing committees: the Audit Committee and the CNG Committee. The following sets forth a summary of the responsibilities of each of the committees and the membership of each of our committees as of March 2, 2026.

Audit Committee
The members of our Audit Committee are Ms. Gottschalk (Chair), Ms. McGrath and Ms. Ziegler. The composition of our Audit Committee meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Each member of our Audit Committee is financially literate. In addition, our Board of Directors has determined that Ms. Gottschalk is an “Audit Committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”). This designation does not impose any duties, obligations or liabilities that are greater than are generally imposed on members of our Audit Committee and our Board of Directors. Our Audit Committee is directly responsible for, among other things:
•selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;
•ensuring the independence of the independent registered public accounting firm;
•approving the planned scope and timing, and discussing the findings, of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results, including engaging with that firm to understand the nature of each identified critical audit matter, the basis for identifying a matter as a critical audit matter and how each such identified matter will be described in the firm’s audit report;
•reviewing and discussing with management and any independent registered public accounting firm any climate-related and other environmental disclosures to be made by the Company, including any attestation or other assurance to be provided by such firm;
•establishing procedures for employees to anonymously submit concerns about questionable accounting or auditing matters;
•considering the adequacy of our internal controls and internal audit function;

•reviewing policies and practices with respect to risk assessment and risk management, and discussing with management major financial risk exposures and the steps that have been taken to monitor and control such exposures, including review of enterprise risk, legal liabilities, cybersecurity related risks and threats, fraud assessments, climate risks and privacy, data security and business continuity risk exposures, sustainability risk exposures and legal and regulatory compliance risk exposures;
•reviewing and approving related person transactions and those that require disclosure; and
•approving or, as permitted, pre-approving all audit and non-audit services to be provided by the independent registered public accounting firm.
The Audit Committee held four meetings during 2025. The Audit Committee operates under a written charter approved by the Board, a copy of which is available in the “Investors—Corporate Governance—Documents and Charters” section of our website at www.ReynoldsConsumerProducts.com.
Compensation, Nominating and Corporate Governance Committee
The members of our CNG Committee are Mr. Cole (Chair), Ms. Golding and Mr. Stangl. Our CNG Committee is responsible for, among other things:
•determining, or recommending to our Board of Directors for determination, the compensation of our executive officers;
•reviewing and approving the compensation of our directors;
•administering our stock and equity incentive plans;
•reviewing and evaluating, or making recommendations to our Board of Directors with respect to, incentive compensation and equity plans;
•reviewing management succession plans;
•reviewing our overall compensation philosophy;
•identifying and recommending candidates for membership on our Board of Directors;
•reviewing and recommending our corporate governance guidelines and policies;
•reviewing and considering proposed waivers of the code of conduct for directors and executive officers and making recommendations to our Board of Directors;
•overseeing the process of evaluating the performance of our Board of Directors; and
•assisting our Board of Directors on corporate governance matters, including reviewing stockholder proposals and certain proxy and Form 10-K disclosures related to corporate governance.
The CNG Committee held four meetings during 2025. The CNG Committee operates under a written charter approved by the Board, a copy of which is available in the “Investors—Corporate Governance—Documents and Charters” section of our website at www.ReynoldsConsumerProducts.com.

Risk Oversight
Our Board of Directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our Board of Directors performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our Company, our Board of Directors addresses the primary risks associated with those operations and corporate functions. In addition, our Board of Directors reviews the risks associated with our Company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.
Each of our Board committees also coordinates oversight of the management of our risk that falls within the committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. Our Chief Financial Officer is responsible for identifying, evaluating and implementing risk management controls and methodologies to address any identified risks. In connection with its risk management role, our Audit Committee meets privately with representatives from our independent registered public accounting firm, and privately with our Chief Financial Officer. In addition, the CNG Committee reviews the Company’s compensation program and risk elements to the Company in connection with the structure of the compensation plan.
Board Evaluations
The Board of Directors conducts an annual Board evaluation process. Per the Board’s direction, the Corporate Secretary prepares self-evaluation questionnaires for each of the Board, the Audit Committee and the CNG Committee. All Board and Committee members complete the evaluations. The Corporate Secretary then compiles the results of the evaluations and provides the compilations to the respective Chairs. During the executive session of their regularly scheduled October meetings, each Chair reviewed the results of the evaluations and the members discussed.
Insider Trading Policy
We have an insider trading policy that governs the purchase, sale, and other dispositions and transactions in our securities by our directors, officers and employees, which is reasonably designed to promote compliance with insider trading laws, rules and regulations, as well as Nasdaq listing standards, a copy of which was filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

DIRECTOR COMPENSATION
During 2025, our directors who are not employees of our company or of Rank Group (the “non-affiliated directors”) (Mr. Stangl, Ms. Gottschalk, Ms. McGrath and Ms. Ziegler) received annual retainers and annual equity compensation grants pursuant to the following program:
•Board member: $255,000, of which $100,000 was an annual cash retainer and $155,000 was in the form of an annual grant of restricted stock units (“RSUs”).
•Chair of the Board: $125,000, of which $60,000 was an annual cash retainer and $65,000 was in the form of an annual grant of RSUs, in addition to the $255,000 in board member payments and grants described above.
•Chair of our Audit Committee: $20,000, as an annual cash retainer.
•Members of our Audit Committee and our CNG Committee: $10,000, as an annual cash retainer.
RSUs are granted pursuant to the Reynolds Consumer Products Inc. Equity Incentive Plan (the “Equity Incentive Plan”) and the number of RSUs granted is calculated by dividing the applicable dollar value by the closing sale price per share of our common stock on the date of grant. The RSUs granted in 2025 to each of Mr. Stangl, Ms. Gottschalk, Ms. McGrath and Ms. Ziegler were granted on April 23, 2025, the date of our 2025 annual meeting, and will vest in full on the earlier of the first anniversary of the grant date or immediately prior to the following year’s annual meeting of stockholders. The Equity Incentive Plan provides that an individual who is a non-employee director may not receive awards under the plan, in cash or otherwise, for any calendar year that total more than $750,000 in the aggregate.
Non-affiliated directors are able to elect to defer the settlement of their RSUs for a period of time after the RSUs vest, either upon cessation of their service as a director or a later date following the cessation of their service as a director.
The cash retainer amounts that are paid to non-affiliated directors are paid in quarterly installments on or about the first day of January, April, July and October.

Directors who are also full-time officers or employees of the Company or Rank Group receive no additional compensation for serving as directors. In July 2025, the Board elected Mr. Hawkesby to the Board. Mr. Hawkesby was designated as a director by PFL, our controlling stockholder, pursuant to the Stockholders Agreement, dated as of February 4, 2020, between the Company and PFL. Mr. Hawkesby is the son-in-law of Mr. Graeme Hart, who is the ultimate owner of PFL. As a result of this affiliation, Mr. Hawkesby does not participate in the Company’s non-affiliated director compensation arrangements.
We reimburse all of our directors for their reasonable expenses incurred in attending meetings of our Board of Directors or committees, and have entered into Indemnification Agreements with our directors.

STOCK OWNERSHIP GUIDELINES

We have Stock Ownership Guidelines (the “Guidelines”) applicable to our non-affiliated directors. Under the Guidelines, each non-affiliated director is expected to own shares of our common stock with a value at least equal to five times the annual Board cash retainer (not including any chair or committee retainers). Shares owned directly and indirectly, as well as full-value equity awards (such as RSUs) with only a time-based vesting condition, count toward the ownership level under the Guidelines. Stock options (if any were to be granted by the Company) do not count toward the ownership level under the Guidelines.
The applicable ownership level is to be achieved by our directors within the later of July 1, 2028 (five years after the effective date of the Guidelines) or five years following when he or she becomes subject to the Guidelines (such date, the “Compliance Date”). Prior to the first applicable Compliance Date, until a non-affiliated director has satisfied the applicable level of ownership, he or she is required to retain not less than 50% of the net shares received (shares received after any shares are withheld to satisfy applicable withholding taxes) from the vesting or settlement of any equity award granted after the effective date of the Guidelines. As of and following the first applicable Compliance Date, if the applicable level of ownership has not been achieved, or if it has been achieved but a non-affiliated director falls below the applicable level of ownership, he or she will be required to retain 100% of the net shares received from the vesting or settlement of any equity award granted until the applicable level of ownership is achieved. Each of our non-affiliated directors either complies with, or is making progress within the permitted time period to comply with, the applicable stock ownership level under the Guidelines.
2025 Director Compensation Table
The following table presents the compensation for each person who served as a member of our Board of Directors during 2025, other than Scott Huckins. Mr. Huckins, who was our Chief Executive Officer during 2025, received no compensation for his service as a director. The compensation received by Mr. Huckins as our Chief Executive Officer during 2025 is presented in the Summary Compensation Table. Mr. Cole, Ms. Golding, Mr. Hawkesby and Mr. Hugli did not receive any compensation for his or her service as a director of ours in 2025, due to the fact that they were serving as officers of Rank Group at the time of payment or grant or, in the case of Mr. Hawkesby, his familial affiliation with Mr. Graeme Hart.

	Fees Earned or Paid in Cash	Stock Awards	All Other Compensation	Total
Name	($)	($)(1)	($)(2)	($)
Gregory Cole	$—	$—	$—	$—
Helen Golding	—	—	—	—
Marla Gottschalk	120,000	155,005	4,647	279,652
Duncan Hawkesby	—	—	—	—
Allen Hugli	—	—	—	—
Christine Montenegro McGrath	110,000	155,005	11,144	276,149
Rolf Stangl	170,000	219,999	3,628	393,627
Ann Ziegler	110,000	155,005	12,983	277,988

(1)The number of unvested RSUs held by each director at December 31, 2025 was: Mr. Cole: zero; Ms. Golding: zero; Ms. Gottschalk: 6,568; Mr. Hawkesby: zero; Mr. Hugli: zero; Ms. McGrath: 6,568; Mr. Stangl: 9,322; and Ms. Ziegler: 6,568.
(2)The amounts in this column represent the dollar value of dividend equivalents paid or credited in 2025 related to RSUs held by the director. For Mses. McGrath and Ziegler, this includes dividend equivalents credited in 2025 related to RSUs that previously vested but had not yet been settled due to deferral elections.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2026. Our Board of Directors recommends that stockholders vote for ratification of this appointment. If this proposal is not approved at the Annual Meeting, the Audit Committee will reconsider its appointment, but may decide not to appoint a different independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our stockholders’ best interests.
PricewaterhouseCoopers LLP has audited our financial statements for each year since 2015. We expect representatives of PricewaterhouseCoopers LLP to be present at the Annual Meeting and available to respond to appropriate questions. They will have the opportunity to make a statement if they desire to do so.
Board of Directors’ Recommendation
The Board of Directors recommends that stockholders vote FOR ratification of the appointment of
PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2026.
AUDITOR FEES
The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2025 and 2024:

	2025	2024
	(in thousands)
Audit Fees(1)	$2,665	$2,540
Audit-Related Fees(2)	640	250
Tax Fees	—	—
All Other Fees	—	—
Total	$3,305	$2,790

(1)Audit Fees for 2025 and 2024 were for professional services rendered for the audits of the Company’s annual consolidated financial statements and reviews of quarterly consolidated financial statements.
(2)Audit-related fees for 2025 consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, including certain services related to internal controls and financial reporting matters. Audit-related fees for 2024 were for comfort letter procedures and assurance services related to certain tax transactions.

All services rendered by PricewaterhouseCoopers LLP in 2025 and 2024 were approved by the Audit Committee, which considered whether the provision of all services was compatible with maintaining PricewaterhouseCoopers LLP’s independence.

PRE-APPROVAL POLICY
The Audit Committee has adopted a policy with respect to pre-approval of certain types of audit and non-audit related services specifically described by the Audit Committee on an annual basis. In general, the Audit Committee has pre-approved the provision of certain audit services and audit-related services, in each case up to an annual amount which varies by the type of services. Individual engagements anticipated to exceed such pre-established thresholds must be separately approved. This policy also sets forth certain services that the Company’s independent public accountant is prohibited from providing to the Company. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.
All services provided and fees charged by PricewaterhouseCoopers LLP to us were pre-approved in accordance with the policy described above.
AUDIT COMMITTEE REPORT
The Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP the audited financial statements for the year ended December 31, 2025. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and the SEC. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with PricewaterhouseCoopers LLP that firm’s independence. The Audit Committee has concluded that PricewaterhouseCoopers LLP’s provision of audit and non-audit services to the company and its affiliates is compatible with PricewaterhouseCoopers LLP’s independence.
Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the SEC.
Audit Committee

Marla Gottschalk, Chair
Christine Montenegro McGrath
Ann Ziegler

PROPOSAL 3: ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS
We are providing our stockholders the opportunity to cast an advisory (non-binding) vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement. Consistent with the preference expressed by our stockholders, we are conducting say-on-pay votes on an annual basis.
As described in the Compensation Discussion and Analysis (“CD&A”), we have designed the compensation arrangements for our named executive officers to provide compensation in overall amounts and in forms that attract and retain talented and experienced individuals and motivate our executive officers to achieve the goals that are important to our growth. Our Board and CNG Committee believe that our executive compensation program is tied to performance, aligns with shareholder interests and merits stockholder support. Accordingly, the Board recommends that stockholders vote in favor of the following resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion contained in this Proxy Statement.”
Because your vote is advisory, it will not be binding on the Board of Directors or the CNG Committee. However, the Board of Directors and the CNG Committee will carefully review the voting results. To the extent there is any significant negative vote on this proposal, we may consult directly with stockholders to better understand the concerns that influenced the vote.
Board of Directors’ Recommendation
The Board of Directors recommends that stockholders vote FOR the approval of the compensation of our named executive officers.

EXECUTIVE COMPENSATION
EXECUTIVE OFFICERS
The following provides information about our executive officers, as of January 31, 2026.

Name	Age	Position
Scott Huckins	59	President and Chief Executive Officer
Nathan Lowe	46	Chief Financial Officer
Jill Barnett	52	Chief Legal Officer and Corporate Secretary
Ryan Clark	54	President, Hefty Tableware
Carlen Hooker	55	Chief Commercial Officer
Judith Buckner	56	President, Reynolds Cooking & Baking
Justin Christie	44	Chief Operations Officer
Christopher Corey	48	President, Presto Products
Steve Estes	53	Chief Administrative Officer
Rita Fisher	56	Chief Information Officer and Executive Vice President, Supply Chain
Chris Mayrhofer	51	Senior Vice President, Chief Accounting Officer and Treasurer
Lisa Smith	57	President, Hefty Waste & Storage
Scott Huckins

Mr. Huckins has served as the Company’s President and Chief Executive Officer and as a member of the Company’s board of directors since January 2025. From November 2023 to December 2024, Mr. Huckins served as the Company’s Chief Financial Officer. Prior to joining the Company in October 2023, Mr. Huckins served as the CFO of SunOpta, Inc. from 2019 to October 2023. Mr. Huckins previously served as CFO of Claire’s Stores Inc. from 2016 to 2019. Prior to Claire’s, Mr. Huckins was with Sears Holdings from 2012 to 2016 where he served in the roles of Vice President – Treasurer and as President – Sears Reinsurance Company, Ltd., a captive reinsurance company operating in Bermuda. Mr. Huckins also served as Vice President – Treasury, Tax, and Investor Relations at RCS Holdings, Inc. from 2010 to 2012. He formerly served as Principal at Pioneer Advisors from 2008 to 2009. From 2001 to 2008, Mr. Huckins served in senior leadership roles at Koch Industries Inc. and affiliated companies, including as President & CEO of Koch Financial Products, LLC, CFO of the Capital Markets Division, Treasurer of Koch Industries Inc., and CFO of KoSa B.V. Mr. Huckins holds a Bachelor of Science in Finance from Arizona State University and earned a Master of Management, with concentrations in Finance and Management Strategy, from Northwestern University, J.L. Kellogg Graduate School of Management.
Nathan Lowe

Mr. Lowe has served as the Company’s Chief Financial Officer since January 2025. From October 2023 to December 2024, Mr. Lowe served as the Company’s Senior Vice President of Financial Planning & Analysis. Prior to that, he served as the Vice President of Financial Planning & Analysis from January 2021 to October 2023 and Senior Director of Financial Planning & Analysis from January 2019 to December 2020. Mr. Lowe joined the Company after serving as Assistant Corporate Controller and Treasurer of GEC Packaging Technologies (part of Pactiv Evergreen Inc. and its subsidiaries) from 2016 to 2018, and Financial Controller of Americold Logistics LLC’s international business from 2015 to 2016. From 2006 to 2015, Mr. Lowe was at KPMG both in Australia and USA, where he worked primarily with consumer and industrial businesses providing a range of audit and advisory services. He holds a Bachelor of Commerce and Accounting and Bachelor of Applied Finance from Macquarie University and is a Chartered Accountant.

Jill Barnett

Ms. Barnett has served as Chief Legal Officer and Corporate Secretary of the Company since April 2025. Prior to her appointment at the Company, she was Chief Administrative Officer, General Counsel and Corporate Secretary for SunOpta Inc., from July 2014 until March 2025, and was responsible for the legal affairs of the company as well as human resources, ESG, and communications. Before joining SunOpta in 2014, Ms. Barnett spent 12 years as in-house counsel for Best Buy Co., Inc. holding various positions and providing legal support to numerous areas of the business, including Best Buy's global sourcing and exclusive brands business. Ms. Barnett earned a Bachelor of Arts degree from the University of North Carolina at Greensboro and a J.D. from William Mitchell College of Law.
Ryan Clark

Mr. Clark has served as President of Hefty Tableware since May 2025. Prior to joining the Company, he worked at Post Consumer Brands from January 2021 until May 2025 as the Chief Commercial Officer, Grocery and President of Animated Brands – a business unit integrated into Post Consumer Brands in late 2022. Before Post, Mr. Clark spent a decade at Conagra Brands where he held leadership roles as President across multiple business units. He also spent 11 years at Kraft Foods in Brand Management and began his professional journey at Deloitte & Touche. Mr. Clark holds a Bachelor’s degree in Economics from St. Lawrence University and an MBA from Vanderbilt University.
Carlen Hooker

Ms. Hooker has served as Chief Commercial Officer of the Company since June 2025. Before joining the Company, she served as Executive Vice President of Sales and Chief Commercial Officer at Church & Dwight beginning in April 2023, after previously holding the role of Vice President of Sales since October 2019. Before her tenure at Church & Dwight, Ms. Hooker was Vice President, Ferrero U.S.A., where she led sales across departments at Walmart and Sam’s Club, and was Senior Vice President, Acosta. Earlier in her career, she held various positions at Sun Products, Tracfone Wireless, Novartis, Pfizer, the Nielsen Company and Kellogg. Ms. Hooker holds a B.A. in Communications and Psychology from the University of Michigan and an MBA from University of Arkansas.
Judith Buckner

Ms. Buckner has served as the Company’s President of Reynolds Cooking & Baking since November 2022. She previously served as the Company’s President of Presto Products from 2019 to November 2022 and Senior Vice President, Business Transformation of the Company from 2017 to 2019. Ms. Buckner first joined the Company in 2000 as an Engineering Manager and has held various other leadership roles including Director of Manufacturing, Plant Manager, Director of Engineering and New Product Development and Vice President of Operations and Engineering. Ms. Buckner is currently a member of the board of directors of The Whirlpool Corporation, where she serves on the corporate governance and nominating and human resources committees. Her prior experience includes various engineering and leadership roles in product development and operations at Hoechst-Celanese/Invista from 1991 to 2000. Ms. Buckner earned a B.S. in Chemical Engineering from Purdue University.

Justin Christie

Mr. Christie has served as the Company’s Chief Operations Officer responsible for manufacturing since January 2026. Prior to his appointment to Chief Operations Officer, he served as Vice President of Operations for Presto Products since November 2023. Before joining the Company, Mr. Christie was Regional Director of Operations at Klockner Pentaplast from July 2020 to November 2023. He also spent twelve years with Clariant, where he held a variety of manufacturing and research and development roles. Mr. Christie holds degrees in Chemical Engineering and Leadership and Organizational Studies from the University of Texas. He earned his MBA from Louisiana State University and is a Lean Six Sigma Black Belt certified through UMS+.

Christopher Corey

Mr. Corey has served as the Company’s President of Presto Products since November 2022. He previously served as Senior Vice President, International and Canada of the Company from 2019, when he joined the company, until November 2022. His prior experience in CPG leadership includes roles at Kraft Heinz, Boehringer Ingelheim Consumer Healthcare, and Johnson & Johnson. Mr. Corey earned a Bachelor in Finance from the University of New Mexico and an MBA in Marketing from the Thunderbird School of Global Management.
Steve Estes

Mr. Estes joined the Company in January 2021 as its first Chief Administrative Officer, leading Business Transformation, EHS, HR, Procurement and Operational Excellence. He has over 25 years of experience with Rank Group-owned companies, including his most recent role as Chief Human Resources Officer, Rank Group. He previously served as Vice President Human Resources, Rank Group, promoted from his role as, Vice President of Human Resources, Evergreen Packaging. He also served in Human Resources and safety roles at International Paper, Mattel, Inc., and Bruce Hardwood Floors. Mr. Estes earned a BBA in HR Management from Freed-Hardeman University and an MBA from Georgia Southern University.
Rita Fisher

Ms. Fisher has served as the Company’s Chief Information Officer and Executive Vice President, Supply Chain since August 2017. Prior to joining the Company, Ms. Fisher served as Vice President and Head of Global Business Services for Kraft Heinz. During her 22 years at Kraft Heinz, she held many global and regional roles in Information Technology and Supply Chain, including Head of Global IT and Senior Director Supply Chain Transformation. Ms. Fisher started her career at People’s Gas Company as a Senior Business Analyst. Ms. Fisher was a member of the board of directors of Lamb Weston Holdings, Inc. from 2023 to 2025. Ms. Fisher earned a B.S. in Mathematics and Computer Science from the University of Illinois at Chicago and an M.S. in Computer Science from DePaul University.
Chris Mayrhofer

Mr. Mayrhofer has served as the Company’s Senior Vice President and Corporate Controller since January 1, 2021, as the Principal Accounting Officer since April 22, 2020, and as Treasurer since December 17, 2025. He previously served as Vice President and Controller for the Company from July 15, 2019 to January 1, 2021. Prior to joining the Company, Mr. Mayrhofer served as Vice President and Corporate Controller of Evergreen Packaging from 2017 to July 2019, Vice President and Corporate Controller of Graham Packaging from 2012 to 2017 and, prior to that, held various financial positions with Pactiv Evergreen Inc. and its subsidiaries from 2009 to 2012, Performance Food Group Company from 2005 to 2009 and Ernst & Young LLP. He holds a Bachelor of Business Administration in Accounting from the University of Richmond and is a Certified Public Accountant.

Lisa Smith

Ms. Smith has served as the Company’s President of the Hefty Waste & Storage business since 2020. She previously served as Senior Vice President of Marketing for the Reynolds Cooking & Baking business since 2018, and prior to that was Vice President of Marketing for the Hefty Waste & Storage business from 2015 to 2018. Ms. Smith first joined the Company in 2009. Her prior experience includes holding marketing, sales and, category management, and pricing and promotion strategy roles at CPG organizations including Mars Wrigley, Sara Lee, and Sunstar/GUM. Ms. Smith earned a B.S. in Marketing from the University of Illinois Geis College of Business and an MBA from the J.L. Kellogg Graduate School of Management at Northwestern University.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This CD&A describes our compensation approach and programs for our named executive officers (“NEOs”), which consist of the following persons for 2025:
•Scott Huckins, President and Chief Executive Officer
•Nathan Lowe, Chief Financial Officer
•Jill Barnett, Chief Legal Officer & Corporate Secretary
•Ryan Clark, President, Hefty Tableware
•Carlen Hooker, Chief Commercial Officer
The 2025 compensation outcomes should be considered in the context of executive leadership transitions that occurred during the year. Certain compensation decisions were transition-related and reflect non-recurring actions taken in connection with those changes, rather than elements of our ongoing executive compensation programs.
Unless otherwise indicated, the following discussion addresses compensation decisions for 2025 and the principles underlying our executive compensation program.
Chief Executive Officer and Chief Financial Officer Transitions
Effective January 1, 2025, the Board appointed Mr. Huckins as the Company’s President and Chief Executive Officer, and elected Mr. Huckins as a member of the Board of Directors to fill the vacancy resulting from the previous President and Chief Executive Officer’s voluntary retirement. Also effective January 1, 2025, the Board appointed Mr. Lowe as Chief Financial Officer, which position was previously held by Mr. Huckins.

Compensation Arrangements for Newly Hired Named Executive Officers
The other three NEOs, Ms. Barnett (Chief Legal Officer and Corporate Secretary), Mr. Clark (President, Hefty Tableware) and Ms. Hooker (Chief Commercial Officer), were hired and appointed during 2025, and each of them is an NEO as a result of compensation granted in connection with their commencement of employment. The CNG Committee recognizes that first-year compensation for newly hired executives may be elevated due to one-time recruitment-related compensation elements that are not indicative of ongoing pay levels.
In connection with the recruitment and hiring of these executives, the CNG Committee approved certain one-time compensation elements, including sign-on cash bonuses, relocation assistance and equity replacement awards. The CNG Committee determined that these one-time arrangements were appropriate to attract experienced executives in a competitive labor market, facilitate their transitions to the Company and offset compensation forfeited upon departure from prior employers. The CNG Committee does not consider these one-time arrangements to be part of our ongoing executive compensation program.
To offset the loss of unvested equity awards forfeited upon departure from prior employers, the CNG Committee granted replacement RSUs to each of Ms. Barnett, Mr. Clark and Ms. Hooker, in addition to the regular annual equity awards. The vesting schedules of the equity replacement awards were designed to generally align with the vesting terms of the executive’s forfeited awards and to promote long-term retention and alignment with stockholder interests. These equity replacement awards were granted on a one-time basis in connection with commencement of employment and are not expected to be repeated.

The CNG Committee also approved one-time sign-on cash bonuses and relocation assistance to these NEOs to address transition-related costs associated with accepting employment with us. These cash payments were not performance-based and are not part of our ongoing compensation structure.
As a result of the one-time sign-on cash bonuses, relocation assistance and equity replacement awards described above, Ms. Barnett, Mr. Clark and Ms. Hooker were among our most highly compensated executive officers for 2025. The CNG Committee emphasizes that compensation reported for these executives for 2025 is not representative of the compensation levels expected in future years. Excluding these one-time recruitment-related items, the ongoing compensation opportunities for these executives are generally consistent with those of other executive officers and aligned with our pay-for-performance philosophy.
Our Compensation Objectives and Philosophy
Our compensation objectives include attracting and retaining top talent, motivating and rewarding the performance of senior executives in support of achievement of strategic, financial and operating performance objectives and ensuring that our total compensation packages are competitive in comparison to those offered by our peers. Our NEOs, as well as our employees generally, participate in compensation and benefits plans and programs that are intended to align our compensation programs with our business objectives, promote good corporate governance and seek to achieve our compensation objectives.
To ensure that management’s interests are aligned with those of our stockholders and to motivate and reward individual initiative and effort, our executive compensation program emphasizes a pay-for-performance compensation philosophy so that attainment of enterprise-wide, business unit and individual performance goals are rewarded. Through the use of performance-based plans that emphasize attainment of enterprise-wide and/or business unit goals, we seek to foster teamwork and commitment to performance. Further, the use of components such as equity ownership and long-term equity-based incentive compensation programs is important to ensure that the efforts of management are consistent with the objectives of our stockholders.
Say on Pay Results

The CNG Committee also values the opinions of our stockholders, and it reviews and considers the outcome of our annual vote on executive compensation, also known as the “say-on-pay” vote, along with other relevant factors, in evaluating the compensation program for the NEOs. At our 2025 annual meeting, stockholders showed strong support for our executive compensation program, with approximately 99% of votes cast approving our advisory say-on-pay proposal. The CNG Committee considered the strong level of stockholder support and made no material changes in our executive compensation program as a result of the 2025 say-on-pay vote.
Risk Assessment of Compensation Programs
Our CNG Committee, based on an evaluation by management, assisted by the Committee’s independent compensation consultant, does not believe that our compensation arrangements, including financial performance measures used to determine short-term and long-term incentive payout amounts, provide our employees with an incentive to engage in business activities or other behavior that would expose us or our stockholders to risks that are reasonably likely to have a material adverse effect on our company.
Executive Compensation Decision-Making Process

Role of the CNG Committee

The CNG Committee has responsibility for determining our compensation philosophy, structuring our compensation and benefits programs and determining appropriate payments and awards to our executive officers, including our NEOs. The CNG Committee works closely with its independent advisors and management throughout the year to evaluate the effectiveness and competitiveness of the Company’s executive compensation program. The CNG Committee’s authority and responsibilities are described fully in its Charter.

Role of Management

Our CEO, in collaboration with a third party compensation consultant and with input from the CNG Committee, makes recommendations to the CNG Committee for base salary, annual incentive program (“AIP”), long-term incentive (“LTI”) compensation and any other elements of our compensation program for each NEO (other than the CEO, whose compensation is determined solely by the CNG Committee). Our CEO also provides recommendations to the CNG Committee on other elements of our compensation program for senior executives, including, for example, the design and metrics under our AIP and LTI programs. While the CNG Committee will consider the CEO’s recommendations with respect to the compensation of the NEOs, the CNG Committee independently evaluates the recommendations and makes all final compensation decisions relating to the NEOs.

In the case of compensation for employees below the most senior level, the CNG Committee has delegated certain authority to our management to make determinations in accordance with guidelines established by the CNG Committee.
Role of the Independent Compensation Consultant
The CNG Committee has engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”), an independent compensation consultant, to advise on compensation matters. Pearl Meyer provides an analysis of base salary, AIP compensation and LTI compensation for our senior executives, comparing them to executives at companies in our peer group (the “Benchmark Comparison Group”) and using compensation survey data for similarly sized organizations in our industry.
Peer Group
The Benchmark Comparison Group utilized as a benchmark for executive compensation matters for 2025 included:

  •     AptarGroup, Inc.

  •     Central Garden & Pet Company

  •     Church & Dwight Co., Inc.

  •     Edgewell Personal Care Company

  •     Energizer Holdings, Inc.

  •     Greif, Inc.

  •     Hasbro, Inc.

  •     Newell Brands Inc.

  •     O-I Glass, Inc.

 •    Sealed Air Corporation

 •    Silgan Holdings Inc.

 •    Snap-on Incorporated

 •    Sonoco Products Company

 •    Spectrum Brands Holdings, Inc.

 •    The Clorox Company

 •    The Scotts Miracle-Gro Company

 •  Yeti Holdings Inc.

The criteria considered in selecting peer companies for the Benchmark Comparison Group include the following:
•size, as measured by revenue, market capitalization and enterprise value;
•industry category, including consumer household, personal and leisure products, household durables, containers and packaging; and

•competition for sources of talent.
As part of our annual compensation planning, a review was performed of the Benchmark Comparison Group to ensure the group remains a reasonable basis of comparison of industry and size. In preparation for determining 2025 executive compensation matters, Helen of Troy Limited was removed from our Benchmark Comparison Group due to declining market capitalization and Pactiv Evergreen Inc. was removed from our Benchmark Comparison Group due to being acquired and the resulting lack of public compensation data. Newell Brands, Inc. was added to our Benchmark Comparison Group due to their size, industry and competition for sources of talent.

Total Direct Compensation

The CNG Committee, advised by its independent compensation consultant Pearl Meyer, is responsible for overseeing and approving the executive compensation program for the Company’s executive officers, including our NEOs. To establish the appropriate target total direct compensation for each position, Pearl Meyer provides and the Committee reviews the market levels for base salary, target annual cash, target LTI and total direct compensation based upon our Benchmark Comparison Group and published surveys. The Committee then considers that market data, as well as other factors, in determining the elements of total direct compensation for each position.

Elements of Compensation

The components of executive compensation that support our compensation philosophy for our NEOs, and the primary objectives of each, are summarized in the chart below:

Compensation Element	Description	Form	Objective
Base Salary	Fixed based on level of responsibility, experience, tenure and qualifications	Cash	• Support talent attraction and retention

Annual Incentive Program	Variable based on the achievement of annual financial metrics	Cash	• Link pay and performance • Drive the achievement of short-term business objectives

LTI Compensation	Variable based on the achievement of longer-term goals and stockholder value creation	50% time-based RSUs and 50% performance share units (“PSUs”)	• Support talent attraction and retention • Link pay and performance • Drive the achievement of longer-term goals • Align with shareholder interests and focus on creating value over long-term

Other Compensation and Benefits Programs	Employee health, welfare and retirement benefits	Group medical benefits Life and disability insurance 401(k) plan participation Nonqualified deferred compensation plan	• Support talent attraction and retention

Because of the ability of our NEOs to directly influence our overall performance, and consistent with our philosophy of linking pay to performance, the compensation programs allocate a significant portion of compensation paid to our NEOs to both short-term and long-term performance-based incentive programs.  In addition, as an employee’s responsibility and ability to affect our financial results increases, base salary becomes a relatively smaller component of total compensation while long-term and at-risk incentive compensation becomes a larger component of total compensation.
Base Salary
Base salaries are set at competitive levels necessary to attract and retain top-performing senior executives, including our NEOs, and are intended to compensate senior executives for their job responsibilities and level of experience. The CNG Committee has a goal to set each of the elements of total compensation at or around the 50th percentile of the Benchmark Comparison Group (and, for our presidents of our four business units, the overall general industry), adjusted to reflect each executive’s individual performance and contributions. In certain cases, including when an executive is recruited from another company or where it is otherwise appropriate to retain or incentivize an executive, the base salary may exceed the levels indicated in order to attract, and ultimately retain, the executive.
Effective January 1, 2025, upon their promotions, the CNG Committee approved base salaries for Mr. Huckins as President and Chief Executive Officer, and Mr. Lowe as Chief Financial Officer, consistent with the scope and responsibilities of their new roles. In determining the level of base salary for each of Ms. Barnett, Mr. Clark and Ms. Hooker upon their hiring in 2025, the CNG Committee considered market-competitive benchmarking, the executive’s experience and qualifications, the scope and complexity of the role, internal pay equity, and the Company’s overall compensation philosophy.

The annual base salary amounts in 2025 for each of the NEOs was:

Name	Annual Base Salary
Scott Huckins	$1,000,000
Nathan Lowe	$550,000
Jill Barnett	$525,000
Ryan Clark	$550,000
Carlen Hooker	$530,000
Annual Incentive Compensation
2025 Annual Incentive Program
Our 2025 annual incentive program (“2025 AIP”) was designed to provide an opportunity for our senior executives, including our NEOs, to earn an annual incentive, paid in cash, based on the achievement of certain financial targets and strategic priorities.  An executive’s incentive target is a percentage of his or her actual annual base salary amount.
The 2025 AIP was designed to motivate our senior executives to achieve annual financial and other business goals based on our strategic, financial, and operating performance objectives. For our senior executives, including our NEOs, 60% of the payout under the 2025 AIP would be determined by 2025 Adjusted EBIT as a percentage of 2024 Adjusted EBIT (“Adjusted EBIT Growth”), 25% of the payout would be determined by the achievement of certain strategic initiatives, and 15% would be determined by the 2025 increase in total net revenues relative to 2024 total net revenues (“Revenue Growth”). Based on the combined Adjusted EBIT Growth, achievement of certain strategic initiatives and Revenue Growth results, a participant could earn up to 200% of the target value.

The target levels, as well as threshold and maximum levels, for the Adjusted EBIT Growth and Revenue Growth metrics were set by the CNG Committee in the first quarter of 2025. With respect to the strategic initiatives component, the CNG Committee established objectives relating to key strategic priorities in the first quarter of 2025, and evaluated performance against those objectives following the end of 2025. We do not publicly disclose the specific targets or criteria associated with these strategic initiatives because such disclosure would result in competitive harm by revealing commercially sensitive information regarding our business strategies and operational priorities. However, the CNG Committee considers these objectives to be rigorous and closely aligned with our strategic plan.
In the first quarter of 2025, the CNG Committee established the following payout levels that would be associated with the degree to which each of Adjusted EBIT Growth and Revenue Growth was attained for 2025:

Adjusted EBIT Growth	Threshold	Target	Maximum
FY 2025 ($m)	513	569	626
% of FY 2024	92.7%	103.0%	113.3%
Percentage Payout Level	25%	100%	200%

Revenue Growth	Threshold	Target	Maximum
FY 2025 ($m)	3,598	3,787	3,977
% of FY 2024	97.4%	102.5%	107.6%
Percentage Payout Level	25%	100%	200%
The CNG Committee provided that payout levels would be interpolated for results between the threshold and maximum levels.
The CNG Committee also established the target amounts to which the weighted results of the three performance metrics would be applied. The target percentage of actual base salary for the year for each NEO was:

Name	Target % of Base Salary
Scott Huckins	120%
Nathan Lowe	75%
Jill Barnett	65%
Ryan Clark	65%
Carlen Hooker	65%

In January 2026, the CNG Committee determined the degree to which the Adjusted EBIT Growth, strategic initiatives and Revenue Growth goals were attained, and the resulting payout level relative to the target amount for each metric. Based on the achievement level of the Adjusted EBIT Growth target, the payout for such metric was 50%; based on the achievement level of the Revenue Growth target, the payout for such metric was 65%; and based on the achievement of strategic initiatives, the payout for such metric was 200%. After applying the applicable weightings of these metrics, the total payout level was 90% of target, as shown below:

Metric	Actual ($m / %)	Payout Attainment (%)	Weight (%)	Final Payout (%)
Adjusted EBIT Growth (FY 2025 result / % of FY 2024)(1)	$532 / 97%	50%	60%	30%
Revenue Growth (FY 2025 result / % of FY 2024)	$3,721 / 101%	65%	15%	10%
Strategic initiatives achievement	N/A	200%	25%	50%
Total				90%

(1)Adjusted EBIT is a non-GAAP financial measure. Refer to Appendix A to this Proxy Statement for a reconciliation of this non-GAAP financial measure to the corresponding GAAP measure.
Based on the results as applied to the 2025 AIP as described above, the CNG Committee’s approval resulted in the payment of the following amounts to our NEOs under the 2025 AIP:

Name	2025 AIP Payout
Scott Huckins	$1,080,000
Nathan Lowe	$371,250
Jill Barnett(1)	$219,874
Ryan Clark(1)	$198,656
Carlen Hooker(1)	$167,944
(1)Ms. Barnett, Mr. Clark and Ms. Hookers’ AIP payout amounts were based on their base salary in 2025, reflecting their respective start dates during the year.
The amounts paid to our NEOs pursuant to the 2025 AIP are set forth in the “Non-Equity Incentive Plan Compensation” column of our Summary Compensation Table, because the outcomes with respect to the relevant targets under the objectives were substantially uncertain at the time the targets were established by the CNG Committee and communicated to the NEOs.
In addition, in connection with a retention arrangement that was put in place in 2023, Mr. Lowe received a retention bonus in 2025. Further, as described above, in connection with their hiring in 2025, the CNG Committee approved a one-time sign-on cash bonuses for each of Ms. Barnett, Mr. Clark and Ms. Hooker. The amounts of these retention and sign-on bonuses were as follows:

2025 One-time Cash Bonus
Nathan Lowe	$100,000
Jill Barnett	$135,844
Ryan Clark	$150,000
Carlen Hooker	$125,000
Long-Term Incentive Compensation
Equity Awards Granted in 2025

The LTI program for 2025 consisted of RSU and PSU awards. The CNG Committee believes that this mix emphasizes performance, further aligning with our stockholders’ interests, and promotes retention. The RSUs vest over a three-year period, with 1/3 vesting each year, beginning on the first anniversary of the date of grant. The PSUs are earned based on the extent to which specified performance metrics established at the date of the grant were achieved. For our senior executives, including our NEOs, 50% of the target number of PSUs that could be earned would be determined by 2025 adjusted earnings per share as a percentage of 2024 adjusted earnings per share (“Adjusted EPS Growth”). The remaining 50% would be determined by the 2025 adjusted free cash flow (“Adjusted Free Cash Flow”). Participants had the ability to earn 25% of the target number of PSUs for achieving threshold performance and 200% of the target number of PSUs for achieving maximum performance. The number of PSUs earned, if any, would vest on February 1, 2028 for Mr. Huckins and Mr. Lowe, May 1, 2028 for Ms. Barnett, and June 1, 2028 for Mr. Clark and Ms. Hooker, in each case representing the third anniversary of the applicable grant date of the PSUs granted in 2025 as part of the annual executive award.
At the time of grant, the CNG Committee established the following percentage of target number of PSUs that could be earned, based on the degree to which each of Adjusted EPS Growth and Adjusted Free Cash Flow was attained for 2025:

Adjusted EPS Growth	Threshold	Target	Maximum
FY 2025 ($)	1.47	1.73	1.99
% of FY 2024	88%	104%	119%
Percentage PSUs Earned	25%	100%	200%

Adjusted Free Cash Flow	Threshold	Target	Maximum
FY 2025 ($m)	264	330	396
Percentage PSUs Earned	25%	100%	200%
The number of RSUs and the target number of PSUs granted to our NEOs in 2025 as part of the annual award (excluding the one-time executive transition and one-time new hire grants of RSUs, which are discussed below) were as follows:

Name	LTI RSUs (#)	LTI PSUs (#)
Scott Huckins	72,438	72,437
Nathan Lowe	17,431	17,430
Jill Barnett	14,373	14,373
Ryan Clark	18,682	18,682
Carlen Hooker	15,602	15,602

In January 2026, the CNG Committee determined the degree to which the Adjusted EPS Growth and Adjusted Free Cash Flow goals were attained, and the resulting percentage of target number of PSUs that were earned for each metric. Based on the achievement level of the Adjusted EPS Growth target, the percentage earned for such metric was 74%; and based on the achievement level of the Adjusted Free Cash Flow target, the percentage earned for such metric was 99%. After applying the applicable weightings of these metrics, the percentage earned was 87% of target, as shown below:

Metric	Actual	Attainment (%)	Weight (%)	Final Earned (%)
Adjusted EPS Growth (FY 2025 result ($) / % of FY 2024)(1)	1.64 / 98%	74%	50%	37%
Adjusted Free Cash Flow (FY 2025 result ($m)⁽¹⁾	329	99%	50%	50%
Total				87%

(1)Adjusted EPS and Adjusted Free Cash Flow are non-GAAP financial measures. Refer to Appendix A to this Proxy Statement for a reconciliation of these non-GAAP financial measures to the corresponding GAAP measure.
Based on the results as applied to the 2025 PSUs as described above, the CNG Committee’s approval resulted in the following number of PSUs being earned by each NEO:

Name	2025 PSUs Earned
Scott Huckins	63,020
Nathan Lowe	15,164
Jill Barnett	12,505
Ryan Clark	16,253
Carlen Hooker	13,574
These earned PSUs will vest on February 1, 2028.
In addition, in connection with the executive role promotions for Mr. Huckins and Mr. Lowe and the commencement of employment for Ms. Barnett, Mr. Clark and Ms. Hooker, the CNG Committee approved one-time RSU awards to our NEOs that were granted in 2025, as follows:

Name	One-Time RSUs (#)
Scott Huckins	18,109
Nathan Lowe	13,134
Jill Barnett	43,221
Ryan Clark	45,290
Carlen Hooker	40,761
For Mr. Huckins, the one-time RSUs will vest one-half on each of February 1, 2026 and 2027, subject to continued service on each vesting date. For Mr. Lowe, 8,607 RSUs will vest on February 1, 2026 and 4,527 RSUs will vest on February 1, 2027, subject to continued service on each vesting date. For Ms. Barnett, 17,987 RSUs will vest on April 30, 2026 and 25,234 RSUs will vest on April 30, 2027, subject to continued service on each vesting date. For each of Mr. Clark and Ms. Hooker, the one-time RSUs will vest one-third on each of June 1, 2026, 2027 and 2028, subject to continued service on each vesting date.

Other Compensation—Retirement and Welfare Benefits
Retirement and welfare benefit programs are a necessary element of the total compensation package to ensure a competitive position in attracting and retaining a committed workforce. Participation in these programs is not tied to performance.
Our specific contribution levels to these programs are adjusted annually to maintain a competitive position while considering costs.
•Employee Savings Plan. All non-union employees in the United States, including our NEOs, are eligible to participate in a tax-qualified retirement savings plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). We make a 2% non-elective contribution and matching contributions of 100% of the first 6% of an employee’s elective deferral contribution.
•Welfare Plans. Our executives are also eligible to participate in our broad-based health and welfare plans (including medical, dental, vision, life insurance and disability plans) upon the same terms and conditions as other employees.
Employees who are at a designated salary grade or above, including all NEOs, may defer a portion of their salary and bonus each year into a nonqualified deferred compensation plan, which is a tax-deferred plan. We also make contributions to this plan mirroring percentage contributions made to the 401(k) plan. This program is intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis.  The amounts deferred are our unsecured obligations, receive no preferential standing, and are subject to the same risks as any of our other unsecured obligations.
We provide the NEOs with limited perquisites and other personal benefits, including reimbursement of relocation costs (which may or may not include a gross up on taxes). Additionally, we purchase tickets to various cultural, charitable, civic, entertainment and sporting events for business development and relationship building purposes, and to maintain involvement in communities in which we operate and our employees live.  Occasionally, our employees, including the NEOs, make personal use of tickets that would not otherwise be used for business purposes.  The CNG Committee periodically reviews the levels of perquisites and other personal benefits provided to our NEOs. The CNG Committee intends to maintain only those perquisites and other benefits that it determines to be necessary components of total compensation and that are not inconsistent with stockholder interests.

Employment Agreements
We have entered into employment agreements with each of our NEOs (the “Employment Agreements”). The Employment Agreements provide for an initial base salary and an annual cash target incentive percentage, which may be adjusted from time to time by the CNG Committee. Other key elements of these agreements are outlined below.

Employee	Severance(1)	Restrictive Covenants(2)

Scott Huckins
•    24 months of base salary plus target annual incentive; and a prorated target annual incentive amount
•    36 months of base salary plus target annual incentive; and a prorated target annual incentive amount, if following a Sale of Business(3)
•    18 months of COBRA premium assistance
Yes

Nathan Lowe
•    12 months of base salary plus a prorated target annual incentive amount
•   24 months of base salary plus target annual incentive; and a prorated target annual incentive amount, if following a Sale of Business(3)
•    18 months of COBRA premium assistance
Yes

Jill Barnett
•    12 months of base salary plus a prorated target annual incentive amount
•    24 months of base salary plus target annual incentive; and a prorated target annual incentive amount if following a Sale of Business(3)
•    18 months of COBRA premium assistance
Yes

Ryan Clark
•    12 months of base salary plus a prorated target annual incentive
•    24 months of base salary plus target annual incentive; and a prorated target annual incentive amount if following a Sale of Business(3)
•    18 months of COBRA premium assistance
Yes

Carlen Hooker
•    12 months of base salary plus a prorated target annual incentive
•    24 months base salary plus target annual incentive; and a prorated target annual incentive amount if following a Sale of Business(3)
•    18 months COBRA premium assistance
Yes

(1)    Severance and COBRA premium assistance are provided if the employee is terminated without cause. Upon termination of employment, equity awards will be treated based on individual equity agreements. See the “Potential Payments upon Termination or Change in Control - Equity Awards” section below for further discussion.
(2)    Restrictive covenants include non-competition and non-solicitation covenants during employment and for one year following termination of employment for any reason.
(3)    Increased severance is provided if within 12 months following a Sale of Business, the employee is terminated without cause or resigns following a material reduction in his or her remuneration or scope of duties.

Equity Incentive Plan
The purpose of the Equity Incentive Plan is to motivate and reward our employees, directors, consultants and advisors to perform at the highest level and to further our best interests and those of our shareholders.
Administration
Our CNG Committee administers the Equity Incentive Plan. To the extent not inconsistent with applicable law, our CNG Committee may delegate to one or more of our officers some or all of the authority under the Equity Incentive Plan, including the authority to grant all types of awards authorized under the Equity Incentive Plan, except for grants to executive officers.
Eligibility
Generally, all employees, directors, consultants or other advisors of the Company or any of its affiliates are eligible to receive awards.
Equity Grant Timing Policies and Practices
Our CNG Committee does not take material nonpublic information into account when determining the timing and terms of equity awards, and the Company does not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
No Repricing
Except as provided in the adjustment provision of the Equity Incentive Plan, no action will directly or indirectly, through cancellation and regrant or any other method, reduce, or have the effect of reducing, the exercise price of any option or SAR established at the time of grant thereof without approval of our shareholders.
Director Pay Cap
An individual who is a non-employee director may not receive awards, in cash or otherwise, for any calendar year that total more than $750,000 in the aggregate.
Anti-Hedging and Anti-Pledging Policy
Our employees and directors are prohibited from (i) engaging in any hedging transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of the Company’s equity securities, and (ii) pledging Company securities in any circumstance, including by purchasing Company securities on margin or holding Company securities in a margin account.

Clawback Policy
We maintain an Amended and Restated Compensation Recoupment Policy (the “Clawback Policy”) in accordance with Nasdaq’s listing standards. The Clawback Policy applies to all incentive-based compensation, which is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure, received by our executive officers, including our named executive officers.
The Clawback Policy applies in the case of an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The Clawback Policy provides that promptly following such an accounting restatement, the amount of erroneously awarded compensation will be determined, which is the excess of the amount of incentive-based compensation received by current and former executive officers during the three completed fiscal years immediately preceding the required restatement date over the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts. The Company will provide each such executive officer with a written notice of such amount and a demand for repayment or return. If such repayment or return is not made within a reasonable time, the Clawback Policy provides that the Company will recover the erroneously awarded compensation in a reasonable and prompt manner using any lawful method, subject to limited exceptions as permitted by Nasdaq.
Stock Ownership Guidelines
We have Stock Ownership Guidelines applicable to our executive officers. Under the Guidelines, the following officers are expected to own shares of our common stock with a value at least equal to the following:
•Chief Executive Officer: 5x annual base salary;
•Business Unit Presidents and Chief Financial Officer: 3x annual base salary; and
•Other executive officers: 2x annual base salary
Shares owned directly and indirectly, as well as full-value equity awards (such as RSUs or earned PSUs) with only a time-based vesting condition, count toward the ownership level under the Guidelines. Unearned PSUs and stock options (if any were to be granted by the Company) do not count toward the ownership level under the Guidelines.
The applicable ownership level is to be achieved within the later of July 1, 2028 (five years after the effective date of the Guidelines) or five years following when the officer becomes subject to the Guidelines. Prior to the first applicable Compliance Date, until an executive officer has satisfied the applicable level of ownership, he or she is required to retain not less than 50% of the net shares received (shares received after any shares are withheld to satisfy the applicable withholding taxes) from the vesting or settlement of any equity award granted after the effective date of the Guidelines. As of and following the first applicable Compliance Date, if the applicable level of ownership has not been achieved, or if it has been achieved but an executive officer falls below the applicable level of ownership, he or she will be required to retain 100% of the net shares received from the vesting or settlement of any equity award granted until the applicable level of ownership is achieved. Each of our executive officers either complies with, or is making progress within the permitted time period to comply with, the applicable stock ownership level under the Guidelines.

Tax and Accounting Considerations
Tax Considerations of Our Executive Compensation
Section 162(m) of the Code generally limits the tax deductibility of annual compensation paid by public companies for certain executive officers to $1 million. Although our CNG Committee is mindful of the benefits of tax deductibility when determining executive compensation, the CNG Committee may approve compensation that will not be fully-deductible in order to ensure competitive levels of total compensation for its executive officers.
Accounting for Our Stock-Based Compensation
We account for stock-based payments, including grants under each of our equity compensation plans, in accordance with the requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.

COMPENSATION, NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT
The Compensation, Nominating and Corporate Governance Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation, Nominating and Corporate Governance Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

THE COMPENSATION, NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Gregory Cole, Chair
Helen Golding
Rolf Stangl

SUMMARY COMPENSATION TABLE
The following table sets forth information concerning the compensation paid to our NEOs during our fiscal years ended December 31, 2025, 2024 and 2023.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Scott Huckins	2025	1,000,000	—	4,499,988	1,080,000	142,737	6,722,725
President and Chief Executive Officer(5)	2024	675,000	—	1,282,512	612,563	55,394	2,625,469
	2023	128,906	500,000	1,500,013	162,422	8,675	2,300,016
Nathan Lowe(6)	2025	550,000	100,000	1,325,142	371,250	67,623	2,414,015
Chief Financial Officer
Jill Barnett	2025	375,852	135,844	1,680,610	219,874	224,534	2,636,714
Chief Legal Officer & Corporate Secretary							—
Ryan Clark	2025	339,583	150,000	1,825,001	198,656	14,876	2,528,116
President, Hefty Tableware
Carlen Hooker	2025	287,083	125,000	1,588,987	167,944	219,563	2,388,577
Chief Commercial Officer

(1)    Represents a discretionary, one-time cash bonus paid in connection with the commencement of employment or promotions during fiscal 2025 and 2023. The one-time cash bonuses are not part of our ongoing executive compensation program. Any relocation assistance provided in connection with commencement of employment is reported separately under “All Other Compensation.”

(2)     Represents the aggregate grant date fair value of RSU and PSU awards granted during 2025, 2024 and 2023, computed in accordance with FASB ASC Topic 718, which for RSUs was equal to the number of RSUs in the grant, multiplied by the closing price of a share of our common stock on the date of grant, and for PSUs was equal to the closing price of a share of our common stock on the date of grant, multiplied by the number of shares that would be earned based on the probable outcome of the applicable performance conditions.
The following table presents, for 2025 awards, the grant date fair value of the annual award of RSUs as well as the grant date fair value of the PSUs and the grant date fair value of the PSUs assuming that the highest level of performance conditions would be achieved:

	2025 Annual PSUs		2025 Annual RSUs
	Grant Date Fair Value (Based on Probable Outcome)	Grant Date Fair Value (Based on Maximum Performance)	Grant Date Fair Value
Name	($)	($)	($)
Scott Huckins	1,999,986	3,999,972	2,000,013

Nathan Lowe	481,242	962,484	481,270

Jill Barnett	328,136	656,272	328,136

Ryan Clark	412,499	824,998	412,499

Carlen Hooker	344,492	688,984	344,492
For 2025, the “Stock Awards” column also includes the grant date fair value of certain one-time RSU awards granted to our NEOs. For Messrs. Huckins and Lowe, these RSU awards were granted in connection with their respective promotions. For Ms. Barnett, Mr. Clark and Ms. Hooker, these RSU awards were granted in connection with the commencement of employment to replace unvested equity awards forfeited upon departure from their prior employer. The following table presents the grant date fair value of these one-time RSU awards:

2025 One-Time RSUs
Grant Date Fair Value
Name	($)
Scott Huckins	499,989

Nathan Lowe	362,630

Jill Barnett	1,024,338

Ryan Clark	1,000,003

Carlen Hooker	900,003
The following tables present, for 2024 and 2023 awards, the grant date fair value of the RSUs, as well as the grant date fair value of the PSUs and the grant date fair value of the PSUs assuming that the highest level of performance conditions would be achieved:

	2024 Annual PSUs		2024 Annual RSUs
	Grant Date Fair Value (Based on Probable Outcome)	Grant Date Fair Value (Based on Maximum Performance)	Grant Date Fair Value
Name	($)	($)	($)
Scott Huckins	641,256	1,282,512	641,526

	2023 Annual PSUs		2023 Annual RSUs
	Grant Date Fair Value (Based on Probable Outcome)	Grant Date Fair Value (Based on Maximum Performance)	Grant Date Fair Value
Name	($)	($)	($)
Scott Huckins	—	—	1,500,013

(3)    Represents the NEO’s payouts under the AIP for the applicable year.

(4)    The amounts reported in this column for 2025 include employer contributions to the 401(k) Retirement Plan and the Nonqualified Deferred Compensation Plan, the amount of dividend equivalents paid on unvested RSUs, group term life insurance, wellness credits and relocation benefits as follows:

Name	Company Contributions To 401(k) Plan ($)	Company Contributions To Nonqualified Deferred Compensation Plan ($)	Dividend Equivalents ($)	Group Term Life Insurance ($)	Wellness Credits ($)	Relocation Benefits ($)	Total All Other Compensation ($)
Scott Huckins	28,000	68,000	41,835	4,902	—	—	142,737
Nathan Lowe	28,000	33,068	3,505	1,050	2,000	—	67,623
Jill Barnett	28,000	1,750	—	1,519	500	192,765	224,534
Ryan Clark	12,418	1,210	—	1,248	—	—	14,876
Carlen Hooker	21,442	1,943	—	3,302	—	192,876	219,563
Ms. Barnett’s relocation benefits includes a $92,765 tax gross-up. Ms. Hooker’s relocation benefits of $192,876 includes moving expenses, temporary housing and home sale assistance associated with her relocation to the Company’s headquarters.

(5)    Mr. Huckins joined the Company in October 2023 and served as our Chief Financial Officer from November 2023 through December 2024. He has served as our President and Chief Executive Officer since January 1, 2025.

(6)    Because Mr. Lowe was not an NEO prior to 2025, the compensation paid to him in prior years is not included in this table.

2025 GRANTS OF PLAN-BASED AWARDS
The following table sets forth information regarding grants of plan-based awards to our NEOs during 2025.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name and Award Type	Grant Date	Date of CNG Committee Approval	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Scott Huckins
2025 AIP			300,000	1,200,000	2,400,000
One-Time RSUs(3)	2/1/2025	1/29/2025							18,109	499,989
RSUs	2/1/2025	1/29/2025							72,438	2,000,013
PSUs	2/1/2025	1/29/2025				18,109	72,437	144,874		1,999,986
Nathan Lowe
2025 AIP			103,125	412,500	825,000
One-Time RSUs(3)	2/1/2025	1/29/2025							13,134	362,630
RSUs	2/1/2025	1/29/2025							17,431	481,270
PSUs	2/1/2025	1/29/2025				4,358	17,430	34,860		481,242
Jill Barnett
2025 AIP			60,125	240,500	481,000
One-Time RSUs(3)	4/30/2025	2/24/2025							43,221	1,024,338
RSUs	5/1/2025	2/24/2025							14,373	328,136
PSUs	5/1/2025	2/24/2025				3,593	14,373	28,746		328,136
Ryan Clark
2025 AIP			55,250	221,000	442,000
One-Time RSUs(3)	6/1/2025	5/22/2025							45,290	1,000,003
RSUs	6/1/2025	5/22/2025							18,682	412,499
PSUs	6/1/2025	5/22/2025				4,671	18,682	37,364		412,499
Carlen Hooker
2025 AIP			47,125	188,500	337,000
One-Time RSUs(3)	6/1/2025	5/22/2025							40,761	900,003
RSUs	6/1/2025	5/22/2025							15,602	344,492
PSUs	6/1/2025	5/22/2025				3,901	15,602	31,204		344,492

(1)Amounts shown in this column represent the potential cash payout amounts under the 2025 AIP. The actual cash payout amounts under the 2025 AIP are disclosed in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. For Ms. Barnett, Mr. Clark and Ms. Hooker, the potential cash payout amounts are based on their prorated salary for 2025, reflecting their respective start dates during the year.
(2)Amounts represent the grant date fair value of the awards determined in accordance with FASB ASC Topic 718. Amounts related to PSUs represent the value at the grant date based upon the probable outcome of the performance conditions.
(3)For Messrs. Huckins and Lowe, represents RSUs granted in connection with their respective promotions. For Ms. Barnett, Mr. Clark and Ms. Hooker, represents RSUs granted in connection with the executive’s commencement of employment to replace unvested equity awards forfeited upon departure from their prior employer. The vesting terms of these awards are generally consistent with the forfeited awards. See “Compensation Discussion and Analysis” for discussion of the rationale for these one-time equity replacement awards.

OUTSTANDING EQUITY AWARDS AT 2025 FISCAL YEAR-END
The following table sets forth certain information regarding equity awards that have been granted to our named executive officers and that were outstanding as of December 31, 2025:

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)⁽[11]⁾
Scott Huckins	12/1/2023	18,882	(1)	432,775
	2/1/2024	58,891	(2)	1,349,782
	2/1/2025	153,567	(3)	3,519,756
Nathan Lowe	2/1/2023	5,522	(4)	126,564
	2/1/2024	8,266	(5)	189,457
	2/1/2025	45,729	(6)	1,048,109
Jill Barnett	4/30/2025	43,221	(7)	990,625
	5/1/2025	26,878	(8)	616,044
Ryan Clark	6/1/2025	80,225	(9)	1,838,757
Carlen Hooker	6/1/2025	69,937	(10)	1,602,956

(1)Represents RSUs that will vest on December 1, 2026, subject to continued service through the vesting date.
(2)Represents 15,416 RSUs that vest one-half on each of February 1, 2026 and 2027, subject to continued service on each vesting date, and 43,475 PSUs that were earned based on 2024 performance and will vest on February 1, 2027.
(3)Represents 72,438 RSUs that will vest one-third on each of the first three anniversaries of the grant date, subject to continued service on each vesting date, 18,109 one-time RSUs granted in connection with his promotion that will vest one-half on each of February 1, 2026 and 2027, subject to continued service on each vesting date, and 63,020 PSUs that were earned based on 2025 performance and will vest on February 1, 2028, subject to continued service.
(4)Represents 883 RSUs that will vest on February 1, 2026, subject to continued service through the vesting date, and 4,639 PSUs that were earned based on 2023 performance and will vest on February 1, 2026, subject to continued service.
(5)Represents 2,164 RSUs that will vest one-half on each of February 1, 2026 and 2027, subject to continued service on each vesting date, and 6,102 PSUs that were earned based on 2024 performance and will vest on February 1, 2027, subject to continued service.
(6)Represents 17,431 RSUs that will vest one-third on each of the first three anniversaries of the grant date, subject to continued service on each vesting date, 13,134 one-time RSUs granted in connection with his promotion,, of which 8,607 RSUs will vest on February 1, 2026 and 4,527 RSUs will vest on February 1, 2027, subject to continued service, and 15,164 PSUs that were earned based on 2025 performance and will vest on February 1, 2028, subject to continued service.
(7)Represents one-time RSUs granted in connection with her commencement of employment to replace unvested equity awards forfeited upon departure from her prior employer, of which 17,987 RSUs will vest on April 30, 2026 and 25,234 RSUs will vest on April 30, 2027, subject to continued service on each vesting date.
(8)Represents 14,373 RSUs that will vest one-third on each of the first three anniversaries of the grant date, subject to continued service on each vesting date, and 12,505 PSUs that were earned based on 2025 performance and will vest on February 1, 2028, subject to continued service.
(9)Represents 18,682 RSUs that will vest one-third on each of the first three anniversaries of the grant date, subject to continued service on each vesting date, 45,290 one-time RSUs granted in connection with his commencement of employment to replace unvested equity awards forfeited upon departure from his prior employer that will vest one-third on each of the first three anniversaries of the grant date, subject to continued service on each vesting date, and 16,253 PSUs that were earned based on 2025 performance and will vest on February 1, 2028, subject to continued service.
(10)Represents 15,602 RSUs that will vest one-third on each of the first three anniversaries of the grant date, subject to continued service on each vesting date, 40,761 one-time RSUs granted in connection with her commencement of employment to replace unvested equity awards forfeited upon departure from her prior employer that will vest one-third on each of the first three anniversaries of the grant date, subject to continued service on each vesting date, and 13,574 PSUs that were earned based on 2025 performance and will vest on February 1, 2028, subject to continued service.
(11)Market value is calculated by multiplying the number of shares by $22.92, the closing sale price per share of our common stock on the Nasdaq Global Select Market on December 31, 2025, the last trading day of 2025.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding equity awards held by our named executive officers that vested in 2025. None of Ms. Barnett, Mr. Clark or Ms. Hooker held equity awards that vested in 2025. None of our named executive officers holds any stock options, and therefore no stock options were exercised in 2025.

	Stock Awards
	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
Name	(#)	($)
Scott Huckins	26,591	677,532
Nathan Lowe	2,286	63,116

(1)Represents RSUs that vested on February 1, 2025 and December 1, 2025, before shares were withheld for taxes.
(2)Value realized is calculated by multiplying the closing price of our common stock on the date of vesting by the number of RSUs that vested on that date.
2025 NONQUALIFIED DEFERRED COMPENSATION

In 2025, we maintained a non-qualified deferred compensation plan that allowed participants to defer portions of their compensation. The purpose of this plan is to allow such persons to defer receipt of such compensation, and therefore the tax obligations arising from such compensation, to a date elected by the participant. The following table sets forth information with respect to each NEO’s participation in such plan.

Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE 2025 ($)(3)
Scott Huckins	124,800	68,000	3,366	—	204,266
Nathan Lowe	350,625	33,068	56,105	—	734,553
Jill Barnett	74,656	1,750	729	—	77,135
Ryan Clark	15,125	1,210	321	—	16,656
Carlen Hooker	49,483	1,943	803	—	52,229

(1)The amounts shown in this column are reported in the Summary Compensation Table, as follows:

Name	Amount Reported in the Salary Column for 2025 ($)	Amount Reported in the Non-Equity Incentive Plan Compensation Column for 2025 ($)
Scott Huckins	60,000	64,800
Nathan Lowe	165,000	185,625
Jill Barnett	19,688	54,968
Ryan Clark	15,125	—
Carlen Hooker	24,292	25,191

(2)The amounts shown in this column are reported in the Summary Compensation Table as part of the amounts in the “All Other Compensation” column for 2025.
(3)Of the amounts shown in this column, the following amounts are or were previously reported in the Summary Compensation Table:

Name	Aggregate Amount Reported in Summary Compensation Table of this and Prior Proxy Statements ($)
Scott Huckins	8,100
Nathan Lowe	294,755
Jill Barnett	—
Ryan Clark	—
Carlen Hooker	—

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Employment Agreements
For all NEOs, except for Mr. Huckins, the current Employment Agreements with the NEOs provide for the following severance in the event of certain types of termination:
•if the executive is terminated without Cause (defined below) prior to a Sale of Business (defined below), the executive would be entitled to receive one times his or her base salary, plus his or her annual bonus at target prorated through the date of termination, paid in equal installments over 12 months following the date of termination, and
•if a Sale of Business occurs and within 12 months following the closing of such Sale of Business either the executive is terminated without Cause, or executive’s position is materially reduced in remuneration or scope of duties (“Good Reason”) and the executive terminates his or her employment, then the executive would be entitled to receive (i) two times his or her base salary plus his or her annual bonus at target and (ii) his or her annual bonus at target prorated through the date of termination, paid in equal installments over 24 months following the date of termination.
For Mr. Huckins, his Amended and Restated Employment Agreement provides for severance in the event of certain types of termination:

•if Mr. Huckins is terminated without Cause (defined below) prior to a Sale of Business (defined below), Mr. Huckins would be entitled to receive (i) two times his base salary plus his target annual bonus amount, and (ii) his annual bonus at target prorated through the date of termination, paid in equal installments over 24 months following the date of termination; and
•if a Sale of Business occurs and within 12 months following the closing of such Sale of Business either Mr. Huckins is terminated without Cause, or Mr. Huckins terminates his employment for Good Reason, then Mr. Huckins would be entitled to receive (i) three times his base salary plus his target annual bonus amount, and (ii) his annual bonus at target prorated through the date of termination, paid in equal installments over 36 months following the date of termination.
The Employment Agreements provide that if the executive breaches any of the provisions of the Restrictive Covenant Agreement to which he or she is a party, the executive’s right to receive further payments of severance amounts will be terminated.
In addition, for all NEOs, if the executive is terminated without Cause, then the executive and his or her eligible dependents will continue to be covered by the Company’s health plan for 18 months from the date of termination.
“Sale of Business” is defined in the Employment Agreements as the sale or other disposition of (x) more than 50% of the shares or other equity interests of the Company or the Company’s direct or indirect parent to a non-affiliated party (which, shall not include a sale or an offering by Packaging Finance Limited of some or all of its shares in the Company, so long as the remainder of the shares continue to be owned by the public), or (y) more than 50% of the businesses or assets that, as of the most recent year end, generated more than 50% of the Company’s EBITDA (as determined in good faith by the Company’s Board of Directors, based on the Company’s regularly prepared financial statements), provided that a disposition as a result of lender foreclosure on assets or pursuant to a bankruptcy or judicially administered reorganization shall not constitute a Sale of Business. The Employment Agreements also provide that the executive’s position shall not be materially reduced by reason of the Company being smaller or having less operations as a result of the Sale of Business so long as the executive’s duties and responsibilities are generally consistent with his or her duties and responsibilities prior to the Sale of Business.
“Cause” is defined in the Employment Agreements as in the good faith determination of the CEO or Board of Directors that the executive has engaged in conduct consisting of (i) dishonesty or other serious misconduct related to his or her duties as an employee of the Company, or (ii) willful and continual failure (unless due to incapacity resulting from physical or mental illness) to perform the duties of the executive’s employment after written demand for substantial performance is delivered to the executive by the Company specifically identifying the manner in which the executive has not substantially performed such duties.
Equity Awards
The RSU and PSU award agreements provide that in the event of a termination of service due to the participant’s death, Retirement (as defined below) or Enhanced Retirement (as defined below), a pro rata portion of RSUs and PSUs would vest.

The RSU award agreements applicable to the NEOs with a two or three year vesting period provide that in the event of a termination of service due to the participant’s death following the first anniversary of the grant date, a pro rata portion of the RSUs will vest on the termination date, determined as follows: (a) if the termination occurs between the first and second anniversaries of the grant date, the sum of (i) the number of RSUs that would have vested in the second vesting period, multiplied by a fraction equal to the full calendar months the participant has been employed from the grant date through the date of termination (the “Service Months”), over 24, plus (ii) the number of RSUs that would have vested in the third vesting period, multiplied by a fraction equal to the number of Service Months over 36; and (b) if the termination occurs between the second and third anniversaries of the grant date, the number of RSUs that would have vested in the third vesting period, multiplied by a fraction equal to the number of Service Months over 36. For RSU awards with fewer than three vesting periods, in the event of a termination of service due to the participant’s death following the first anniversary of the grant date, a pro rata portion of the RSUs will vest on the termination date, determined based on the number of RSUs that would have vested in the second vesting period multiplied by a fraction equal to the number of Service Months over 24.
In the event of a participant’s Retirement after the first anniversary of the grant date, a pro rata portion of the RSUs with respect to the applicable vesting period in which termination occurs will vest on the first scheduled vesting date following termination, based on the number of full calendar months the participant has been employed in the applicable vesting period through the date of termination, over 12.
In the event of a participant’s Enhanced Retirement (a) on or after the six month anniversary of the grant date but prior to the first anniversary of the grant date, a pro rata portion of the RSUs will vest on each scheduled vesting date as follows (i) on the first vesting date following termination, the number of RSUs that would have vested in the first vesting period, multiplied by a fraction equal to the number of Service Months over 12, (ii) on the second vesting date following termination, the number of RSUs that would have vested in the second vesting period, multiplied by a fraction equal to the number of Service Months over 24, and (iii) on the final vesting date, the number of RSUs that would have vested in the third vesting period, multiplied by a fraction equal to the number of Service Months over 36; and (b) on or after the first anniversary of the grant date, the RSUs will remain outstanding and will vest on each regularly scheduled vesting date. Notwithstanding the foregoing, with respect to RSU award agreements that do not provide for Retirement or Enhanced Retirement treatment, a participant’s termination of service, including a termination characterized as a retirement, will be treated as a termination other than for death, Retirement or Enhanced Retirement, and no pro rata or continued vesting will apply. Any such RSUs that are unvested as of the participant’s termination date will be forfeited in accordance with the terms of the applicable RSU award agreement.
The PSU award agreements applicable to the NEOs provide that in the event of a termination of service due to the participant’s death following the first anniversary of the grant date, a pro rata portion will vest on the termination date, based on the number of PSUs that the CNG Committee determines would have vested based on the likely level of achievement of the performance conditions, multiplied by a fraction equal to the number of Service Months over 36. In the event of a participant’s Retirement that occurs after the first anniversary of the grant date, the PSUs will remain outstanding and a pro rata portion will vest on the scheduled vesting date, based on the number of achieved PSUs, multiplied by a fraction equal to the number of Service Months over 36. In the event of a participant’s Enhanced Retirement (a) after the six months anniversary of the grant date but prior to the first anniversary of the grant date, the PSUs will remain outstanding and a pro rata portion will vest on the scheduled vesting date, based on the number of achieved PSUs, multiplied by a fraction equal to the number of Service Months over 36; and (b) after the first anniversary of the grant date, the PSUs will remain outstanding and all achieved PSUs will vest on the scheduled vesting date.
For purposes of these award agreements:
a.“Retirement” means a participant’s voluntary termination of service on or after the earliest to occur of: (i) the date on which such participant attains age 62, (ii) the date on which such participant attains age 55 and has completed 10 years of service with the Company or an affiliate (or predecessor thereof) or (iii) such participant’s age plus years of service with the Company or an affiliate (or predecessor thereof) totals at least 70.

b.“Enhanced Retirement” means: (A) the participant has a voluntary termination of service on or after the earliest to occur of: (1) the date on which such participant attains age 62, (2) the date on which such participant attains age 55 and has completed 15 years of service with the Company or an affiliate (or predecessor thereof) or (3) such participant’s age plus years of service with the Company or an affiliate (or predecessor thereof) totals at least 75; (B) the participant enters into an extended restrictive covenant agreement; (C) the participant is not eligible to receive, and does not receive, any severance payments or benefits; and (D) the participant provides the Company with at least six months’ advance written notice of the participant’s retirement.
The extended vesting provisions are further subject to the participant’s continuous compliance with applicable non-competition and other restrictive covenant agreements.
The Equity Incentive Plan provides that in the event of a Change in Control (defined below), outstanding equity awards shall immediately vest and settle. The PSU award agreements applicable to the NEOs provide that the number of unvested PSUs that will vest effective as of the date of such Change in Control will be based on the likely level of achievement of the performance conditions or, with respect to PSUs for which the performance period was completed, based on the actual level of achievement of the performance conditions, in each case as determined in the sole discretion of the CNG Committee.
In October 2024 for Mr. Huckins and Mr. Lowe and in January 2026 for all other NEOs, the CNG Committee determined that all future awards granted under the Equity Incentive Plan to these executives will provide for “double trigger” vesting upon a change in control, instead of “single trigger” vesting.
The Equity Incentive Plan defines “Change in Control” generally as the occurrence of any one or more of the following events:
(i)    a direct or indirect change in ownership or control of the Company effected through one transaction or a series of related transactions within a 12-month period, whereby any person other than the Company, directly or indirectly acquires or maintains beneficial ownership of securities of the Company constituting more than 50% of the total combined voting power of the Company’s equity securities issued and outstanding immediately after such acquisition;
(ii)    at any time during a period of 24 consecutive months, individuals who at the beginning of such period constituted the Board cease for any reason to constitute a majority of members of the Board, with certain exceptions;
(iii)    the consummation of a merger, amalgamation or consolidation of the Company or any of its subsidiaries with any other corporation or entity, other than a merger, amalgamation or consolidation which would result in the voting securities of the Company issued and outstanding immediately prior to such merger, amalgamation or consolidation continuing to represent (either by remaining issued and outstanding or being converted into voting securities of the surviving entity or, if applicable, the ultimate parent thereof) at least 50% of the combined voting power and total fair market value of the securities of the Company or such surviving entity or parent issued and outstanding immediately after such merger, amalgamation or consolidation; or
(iv)    the consummation of any sale, lease, exchange or other transfer to any person (other than an affiliate of the Company), in one transaction or a series of related transactions within a 12-month period, of all or substantially all of the assets of the Company and its subsidiaries.
Potential Payments Table
The table below reflects the estimated value of compensation and benefits payable to each of our NEOs upon the occurrence of certain events. The amounts in the table are based on a hypothetical termination of employment or change in control date on December 31, 2025. None of our NEOs are eligible for Retirement or Enhanced Retirement benefits as of December 31, 2025.

	Termination Without Cause Prior to a Sale of Business	Termination Without Cause or for Good Reason Within 12 Months Following a Sale of Business	Termination Due to Death	Change in Control
Name/Benefits	($)	($)	($)	($)
Scott Huckins
Base salary and target bonus(1)	4,400,000	6,600,000	—	—
Term year bonus	1,080,000	1,080,000	—	—
Health benefits	25,487	25,487	—	—
Value of RSUs(3)	—	—	582,741	2,861,447
Value of PSUs(3)(4)	—	—	636,626	2,440,865
Total	5,505,487	7,705,487	1,219,367	5,302,312
Nathan Lowe
Base salary and target bonus(1)	550,000	1,925,000	—	—
Term year bonus	371,250	371,250	—	—
Health benefits	25,487	25,487	—	—
Value of RSUs(3)	—	—	144,971	770,387
Value of PSUs(3)(4)	—	—	192,734	593,743
Total	946,737	2,321,737	337,705	1,364,130
Jill Barnett
Base salary and target bonus(1)	525,000	1,732,500	—	—
Term year bonus(2)	244,304	244,304	—	—
Health benefits	25,487	25,487	—	—
Value of RSUs(3)	—	—	274,841	1,320,054
Value of PSUs(3)(4)	—	—	—	286,615
Total	794,791	2,002,291	274,841	1,606,669
Ryan Clark
Base salary and target bonus(1)	550,000	1,815,000	—	—
Term year bonus(2)	220,729	220,729	—	—
Health benefits	25,591	25,591	—	—
Value of RSUs(3)	—	—	—	1,466,238
Value of PSUs(3)(4)	—	—	—	372,519
Total	796,320	2,061,320	—	1,838,757
Carlen Hooker
Base salary and target bonus(1)	530,000	1,749,000	—	—
Term year bonus(2)	186,604	186,604	—	—
Health benefits	16,948	16,948	—	—
Value of RSUs(3)	—	—	—	1,637,840
Value of PSUs(3)(4)	—	—	—	311,116
Total	733,552	1,952,552	—	1,948,956

(1)These amounts represent the amount of base salary and target AIP payout, if applicable, multiplied by the applicable multiple, payable to the NEO pursuant to the terms of his or her employment agreement.
(2)These amounts represent the target 2025 AIP payout prorated for NEOs who were not employed during the full year of 2025.

(3)The value of RSUs and PSUs is determined by multiplying the number of unvested units for which vesting would be accelerated or that would continue to vest following the specified event by $22.92, the closing price for our common stock on December 31, 2025, the last trading day of 2025.
(4)As of December 31, 2025, the NEOs held PSUs that were granted in 2025 with a one-year performance period of 2025. Following 2025, the CNG Committee determined the number of PSUs that were earned by each NEO. That number of earned PSUs, in addition to the earned PSUs that were granted in 2023 (for Mr. Lowe) and 2024 (for Mr. Huckins and Mr. Lowe), were utilized to determine the value of PSUs reflected in this table.

CEO PAY RATIO

The following is a reasonable estimate of the ratio of the annual total compensation of Scott Huckins, our Chief Executive Officer during 2025 (our “CEO”), to the annual total compensation of the median of our other employees, together with an explanation of our methodology in calculating the same.
For 2025:
•The annual total compensation of our median employee was $69,461; and
•The annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $6,722,725.
Based on this information for 2025, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 97:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.
We identified our median employee as of December 31, 2025, at which time we had approximately 6,000 employees, all of whom are U.S. employees. Our median employee was identified based on the cash compensation paid related to 2025 to all members of our workforce including full-time and part-time employees, other than our CEO, who were employed on December 31, 2025. We annualized the cash compensation of employees who were employed on December 31, 2025 but had not worked for us for all of 2025.

For purposes of determining the cash compensation paid related to 2025, we included the amount of base salary the employee received during 2025 and the amount of any cash incentives earned in 2025.

Once we identified our median employee, we then determined that employee’s total compensation, including any perquisites and other benefits, in the same manner that we determine the total compensation of our named executive officers for purposes of the Summary Compensation Table disclosed above.

PAY VERSUS PERFORMANCE
Please refer to the CD&A in its entirety for a full discussion on how the CNG Committee makes its decisions on executive compensation and our pay-for-performance compensation philosophy. The following table sets forth additional compensation information regarding our principal executive officer (“PEO” or “CEO”), and our other NEOs (averaged), along with total shareholder return (“TSR”), net income and Adjusted EBIT performance results for our 2025, 2024, 2023, 2022 and 2021 fiscal years:

Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO(2)(3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(1) ($)	Average Compensation Actually Paid to Non-PEO NEOs(2)(3) ($)	Value of Initial Fixed $100 Investment Based On:		Net Income ($m)	Adjusted EBIT(6) ($m)
					Company TSR(4) ($)	Peer Group TSR(4)(5) ($)
2025	6,722,725	5,385,797	2,491,856	2,397,201	90	105	301	532
2024	8,642,216	10,556,908	2,032,894	2,397,246	102	123	352	549
2023	8,721,018	9,414,595	2,171,986	2,291,678	98	106	298	512
2022	6,805,161	3,692,477	1,715,941	1,096,076	106	105	258	429
2021	5,940,377	3,389,548	1,480,706	1,022,817	108	114	324	492
(1) Scott Huckins was our PEO for all of 2025 and Lance Mitchell was our PEO for all of 2024, 2023, 2022 and 2021. The non-PEO NEOs represent the following individuals for each of the years shown:
•2025: Nathan Lowe, CFO, Jill Barnett, Chief Legal Officer and Corporate Secretary, Ryan Clark, President, Hefty Tableware and Carlen Hooker, Chief Commercial Officer;
•2024: Scott Huckins, who served as CFO (a non-PEO NEO) for the entirety of the reporting year, Rachel Bishop, President, Hefty Tableware, Judith Buckner, President, Reynolds Cooking & Baking and Steve Estes, Chief Administrative Officer;
•2023: Scott Huckins, CFO, Rachel Bishop, President, Hefty Tableware, Judith Buckner, President, Reynolds Cooking & Baking, Lisa Smith, President, Hefty Waste and Storage and Michael Graham, former CFO;
•2022: Michael Graham, CFO, Rachel Bishop, President, Hefty Tableware, Judith Buckner, President, Reynolds Cooking & Baking, Lisa Smith, President, Hefty Waste and Storage and Craig Cappel, former President, Reynolds Cooking & Baking; and
•2021: Michael Graham, CFO, Craig Cappel, former President, Reynolds Cooking & Baking, Stephan Pace, President, Sales and Chief Customer Officer and Steve Estes, Chief Administrative Officer.

(2)    To calculate compensation actually paid (“CAP”), the following amounts were deducted from and added to the Summary Compensation Table (“SCT”) total compensation for 2025 (the equity adjustments for 2021-2024 were set forth in the proxy statements for our 2024 and 2023 annual meeting of stockholders):
PEO SCT Total to CAP Reconciliation

Year	SCT Total ($)	Deductions from SCT Total ($)(i)	Additions to SCT Total ($)(ii)	CAP ($)
2025	6,722,725	(4,856,684)	3,519,756	5,385,797

(i)    Represents the following:

Year	Grant Date Fair Value of Covered Year Equity Awards ($)	Change in Fair Value at Covered Year End from Prior Year End of Prior Years' Awards that were Unvested at the End of Covered Year ($)	Change in Fair Value at Vesting Date from Prior Year End of Prior Years' Awards that Vested in Covered Year ($)	Deductions from SCT Total ($)
2025	(4,499,988)	(316,536)	(40,160)	(4,856,684)

(ii)    Represents the following:

Year	Fair Value at Covered Year End of Equity Awards Granted in Covered Year ($)	Additions to SCT Total ($)
2025	3,519,756	3,519,756

Average Non-PEO NEO SCT Total to CAP Reconciliation

Year	SCT Total ($)	Deductions from SCT Total ($)(iii)	Additions to SCT Total ($)(iv)	CAP ($)
2025	2,491,856	(1,618,964)	1,524,309	2,397,201
(iii)    Represents the following:

Year	Grant Date Fair Value of Covered Year Equity Awards ($)	Change in Fair Value at Covered Year End from Prior Year End of Prior Years' Awards that were Unvested at the End of Covered Year ($)	Deductions from SCT Total ($)
2025	(1,604,935)	(14,029)	(1,618,964)
(iv)    Represents the following:

Year	Fair Value at Covered Year End of Equity Awards Granted in Covered Year ($)	Change in Fair Value at Vesting Date from Prior Year End of Prior Years' Awards that Vested in Covered Year ($)	Additions to SCT Total ($)
2025	1,524,123	186	1,524,309
None of the NEOs are accruing benefits under a pension plan for services rendered in any of the covered years, and therefore no additions are required for pension plan service cost in determining CAP.
(3)    Assumptions used in the valuation of equity awards for purposes of calculating compensation actually paid were the same as at the grant date except for adjusting for expected and actual performance of PSUs at each measurement date.
(4)    Total shareholder return as calculated based on a fixed investment of $100 measured from the market close on December 31, 2020 through and including the end of the fiscal year for each year reported in the table.
(5)    The complete list of our peer group used for the TSR calculation is the same group of companies used by us for purposes of the performance graph in our Annual Report on Form 10-K and comprises: Church & Dwight Co., Inc., The Clorox Company, Colgate-Palmolive Company, Energizer Holdings, Inc., Kimberly-Clark Corporation, Newell Brands Inc., The Procter & Gamble Company, The Scotts Miracle-Gro Company, Spectrum Brands Holdings, Inc. and WD-40 Company.
(6)    Our company-selected measure, which is the measure we believe represents the most important financial performance measure not otherwise presented in the table above that we use to link Compensation Actually Paid to our NEOs for fiscal 2025 to our company’s performance is Adjusted EBIT. Adjusted EBIT is a non-GAAP financial measure. Refer to Appendix A to this Proxy Statement for a reconciliation of this non-GAAP financial measure to the corresponding GAAP measure.

Financial Performance Measures
The most important financial performance measures used by us to link executive compensation actually paid to the Company’s NEOs, for 2025, to our performance are as follows:

Most Important Performance Measures
• Adjusted EBIT
• Revenue
• Adjusted Earnings per Share
• Adjusted Free Cash Flow
Relationship between Pay and Performance
The charts below present a graphical comparison of Compensation Actually Paid to our PEO and the average Compensation Actually Paid to our Non-PEO NEOs set forth in the Pay Versus Performance table above, as compared against the following performance measures: our (1) TSR and peer group TSR, (2) net income, and (3) Adjusted EBIT. Refer to Appendix A to this Proxy Statement for a reconciliation of Adjusted EBIT to the corresponding GAAP measure for the periods presented.
Compensation Actually Paid vs. Cumulative Company TSR and Cumulative Peer Group TSR

Compensation Actually Paid vs. Net Income
Compensation Actually Paid vs. Adjusted EBIT

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information concerning our equity compensation plans as of December 31, 2025.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	2,068,574	(2)	—	(3)	7,773,393	(4)
Equity compensation plans not approved by security holders	—		—		—
Total	2,068,574	(2)	—	(3)	7,773,393	(4)
(1)Consists of the Equity Incentive Plan.
(2)Consists of RSUs and PSUs. Includes 366,862 PSUs granted in 2025, which was the number of PSUs earned based on the level of achievement of the performance conditions determined to be 87% of target.
(3)RSUs and PSUs will be settled in shares of our common stock on a one-for-one basis at no additional cost and do not have an exercise price. As a result, there is no weighted average exercise price to be included in this column.
(4)Consists of shares available for awards under the Equity Incentive Plan as of December 31, 2025.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the number of shares of common stock of the Company beneficially owned as of March 2, 2026, by: (i) each director; (ii) each of the NEOs; (iii) all current executive officers and directors as a group; and (iv) persons known to us to be the beneficial owner of more than 5% of our outstanding common stock.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to the Company that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.
The table lists applicable percentage ownership based on 210,735,690 shares of our common stock outstanding as of March 2, 2026. The number of shares beneficially owned includes shares of our common stock that each person has the right to acquire within 60 days of March 2, 2026, including upon the vesting and settlement of RSUs. These shares are deemed to be outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by such person but are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by any other person.

Name of beneficial owner	Shares of Common Stock Owned	Percent of class
Directors:
Scott Huckins	52,985	*
Gregory Cole	10,000	*
Helen Golding	1,190	*
Marla Gottschalk(1)	29,917	*
Duncan Hawkesby(2)	334,092	*
Allen Hugli	5,000	*
Christine Montenegro McGrath(3)	14,893	*
Rolf Stangl(4)	44,154	*
Ann Ziegler(5)	10,052	*
Named Executive Officers:
Nathan Lowe	22,526	*
Jill Barnett(6)	17,987	*
Ryan Clark	—	*
Carlen Hooker	—	*
All current executive officers and directors as a group (20 individuals)	778,392	*

Greater than 5% Stockholders:
PFL(7)	155,455,000	73.8%

*Less than 1%.
(1)Includes 23,349 shares held directly and 6,568 RSUs that are scheduled to vest immediately prior to the Annual Meeting.

(2)Includes 334,092 shares held indirectly by Mr. Hawkesby and his spouse through Hawkesby Management Limited.

(3)Includes 8,325 RSUs that have vested but not yet settled and 6,568 RSUs scheduled to vest immediately prior to the Annual meeting, all for which Ms. McGrath has deferred settlement until the cessation of her service as a director.
(4)Includes 34,832 shares held directly and 9,322 RSUs that are scheduled to vest immediately prior to the Annual Meeting.
(5)Excludes 16,892 RSUs, of which 10,324 RSUs have vested but not yet settled and 6,568 RSUs that are scheduled to vest immediately prior to the Annual Meeting, all for which Ms. Ziegler has deferred settlement until two years following the cessation of her service as a director.
(6)Includes 17,987 RSUs that are scheduled to vest on April 30, 2026.
(7)PFL is wholly-owned by Packaging Holdings Limited (“PHL”), which is wholly-owned by Mr. Graeme Hart.  The principal business address of PFL, PHL, and Mr. Hart is c/o Rank Group Limited, Floor 9, 148 Quay Street, Auckland, 1010 New Zealand.

DELINQUENT SECTION 16(a) REPORTS

Based solely on a review of the copies of Forms 4 and 5 furnished to us, or written representations from reporting persons that all reportable transactions were reported, we believe that during the fiscal year ended December 31, 2025, all of our executive officers, directors and greater than 10% holders filed the reports required to be filed under Section 16(a) on a timely basis, except that the Form 4 filing made on June 2, 2025 for Jill Barnett for one transaction was late due to an administrative oversight.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Packaging Finance Limited (“PFL”) owns the majority of our outstanding common stock, and until April 1, 2025, owned the majority of the outstanding common stock of Pactiv Evergreen Inc. and its subsidiaries (“PEI Group”). During 2025, we sold and purchased various goods and services with PEI Group, as a related party, under contractual arrangements that expire over a variety of periods through December 31, 2027. The prices and other terms of these agreements were negotiated on what we believe to be an arm’s-length basis.

On April 1, 2025, PFL completed the sale of PEI Group, which was a related party through March 31, 2025, to an unrelated party. Accordingly, transactions with PEI Group from April 1, 2025 are no longer classified as related party transactions. The arrangements under which we have transacted with PEI Group and Rank during the year ending December 31, 2025 are described below.
Arrangements
Supply and Freight Agreements with Pactiv
We have entered into supply agreements to continue selling products to and buying products from Pactiv. These agreements will expire over a variety of periods through December 31, 2027.  Certain of the products we manufacture and sell to Pactiv are made using equipment in our plants that is owned by Pactiv, and certain of the products that Pactiv manufactures and sells to us are made using equipment in Pactiv’s plants that is owned by us. Under the supply agreements, we and Pactiv agree to maintain the other party’s equipment that is in such party’s plants, provided that any required capital expenditures related to such equipment are the equipment owner’s responsibility. We have (i) sold products to Pactiv, primarily aluminum foil and aluminum foil containers, and (ii) purchased products from Pactiv, primarily tableware. For 2025, revenues from products sold to Pactiv were $94 million and we paid $245 million for purchases from Pactiv.
We have entered into a freight services agreement with Pactiv to provide certain freight services for shipments from our plants to our warehouses (including Pactiv warehouses) and from our warehouses to our customers. The term of the freight services under the agreement will vary by location, with a final termination date of December 31, 2027. For 2025, Pactiv charged us freight costs of $13 million.
Policies and Procedures for Transactions with Related Persons
We have adopted a Related Person Transaction Policy that provides that our executive officers, directors, nominees for election as a director, beneficial owners of 5% or more of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related party transaction with us without the approval or ratification of a designated committee of our board of directors (which will initially be the Audit Committee) or other committee designated by our board of directors made up solely of independent directors. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of 5% or more of our common stock or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must be presented to our Audit Committee or other committee of independent directors for review to determine whether the related party involved has a direct or indirect material interest in the transaction. In reviewing any such proposal, our Audit Committee or other committee of independent directors are to consider the relevant facts of the transaction, including the risks, costs and benefits to us and whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances.

Compensation Committee Interlocks and Insider Participation
During 2025, the members of our CNG Committee were Gregory Cole, Helen Golding and Rolf Stangl, none of whom is or has been our current or former officer or employee or was involved in a relationship requiring disclosure as an interlocking director or under Item 404 of Regulation S-K.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the Annual Meeting and the matters to be voted on at the Annual Meeting or at any adjournments or postponements thereof. We urge you to read the remainder of this Proxy Statement carefully because the information in this section does not provide all information that might be important to you. Please refer to the more detailed information contained elsewhere in this Proxy Statement and the documents referred to in this Proxy Statement, which you should read carefully.
What are the purposes of the Annual Meeting?
The Annual Meeting is being held for the purposes of considering and taking action with respect to the following:
1.    to elect three directors to serve until the 2029 Annual Meeting of Stockholders;

2.    to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2026;
3.    to approve, on an advisory basis, the 2025 compensation of our named executive officers as disclosed in this Proxy Statement; and
4.    to transact such other business as may properly come before the meeting or at any and all adjournments or postponements thereof.
How can I participate in the Annual Meeting?

The Annual Meeting will be a completely virtual meeting. There will be no physical meeting location.

To participate in the Annual Meeting, visit www.virtualshareholdermeeting.com/REYN2026 and enter the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. You may begin to log into the meeting platform beginning at 4:45 p.m., Central Time (“CT”), on April 29, 2026. The meeting will begin promptly at 5:00 p.m. CT on April 29, 2026.

If you wish to submit a question during the meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/REYN2026, and follow the instructions in the virtual meeting platform for submitting a question. Questions must pertain to meeting matters, and the question and answer session will be subject to time constraints and rules of conduct. Questions regarding personal matters, including those related to employment, product issues or suggestions for product innovations, are not pertinent to meeting matters and therefore will not be answered.

If you encounter any technical difficulties with the virtual meeting platform on the Annual Meeting day either during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting platform log in page.
Who is entitled to vote at the Annual Meeting?
As of the close of business on March 2, 2026, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were outstanding 210,735,690 shares of our common stock, par value $0.001 per share, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of our common stock held by such stockholder.

What constitutes a quorum for the Annual Meeting?
Our Amended and Restated Bylaws (the “Bylaws”) provide that a majority of the total voting power of all outstanding shares of stock generally entitled to vote at a meeting of stockholders, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Shares that are voted “abstain” or “withheld” and broker “non-votes” are counted as present for purposes of determining whether a quorum is present at the Annual Meeting.
What is the difference between a “stockholder of record” and a “street name” holder?
If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank or other nominee, then the broker, bank or other nominee is considered to be the stockholder of record with respect to those shares, while you are considered the beneficial owner of those shares. In that case, your shares are said to be held in “street name.”
What are broker non-votes?
If your shares are held in “street name,” your broker, bank or other nominee is required to vote your shares according to your instructions. If you do not give instructions to your broker, bank or other nominee, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to “non-discretionary” items. Proposals 1 and 3 are “non-discretionary” items. If you do not instruct your broker, bank or other nominee how to vote with respect to those proposals, it may not vote for those proposals, and those votes will be counted as broker “non-votes.” Proposal 2 is considered to be a discretionary item, and your broker, bank or other nominee will be able to vote on this proposal even if it does not receive instructions from you.
What vote is required to approve each proposal?
The following sets forth the votes that are required from the holders of common stock to approve each of the proposals, and the impact of abstentions and broker non-votes:

Proposal Number	Subject	Vote Required	Impact of Abstentions and Broker Non-Votes, if any
1	Election of directors	Directors will be elected by a plurality of the votes present and entitled to vote. The nominees receiving the most FOR votes will be elected.	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.

2	Ratification of appointment of independent registered public accounting firm	The holders of a majority of the votes cast at the meeting must vote FOR to approve the proposal.	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.

3	Advisory vote to approve the compensation of our named executive officers	The holders of a majority of the votes cast at the meeting must vote FOR to approve the proposal.	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.

What are the Board of Directors’ recommendations on how I should vote my shares?
•Proposal 1: FOR all nominees for election as directors.
•Proposal 2: FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2026.
•Proposal 3: FOR the advisory vote to approve the compensation of our named executive officers.
How can I vote?
During the Meeting: If you plan to virtually attend the Annual Meeting and to vote during the meeting, we will provide you with an online ballot during the Annual Meeting through the virtual stockholder meeting platform at www.virtualshareholdermeeting.com/REYN2026. To vote at the meeting, please follow the instructions on your proxy card. We recommend you vote by proxy even if you plan to attend the Annual Meeting. You can always change your vote at the meeting.
By Proxy: You may vote by proxy through the following means.
If you are a stockholder of record, you have several choices. You can vote your shares by proxy:
•by mailing a proxy card;
•via the internet; or
•over the telephone.
Please refer to the specific instructions set forth on the Notice or printed proxy materials. For security reasons, our electronic voting system has been designed to authenticate your identity as a stockholder.
If you hold your shares through a broker, bank or other nominee, the firm that holds your shares will provide you with materials and instructions for voting your shares.
If you complete and submit your proxy before the meeting, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy without giving voting instructions, your shares will be voted in the manner recommended by the Board of Directors on all matters presented in this Proxy Statement, and as the persons named as proxies may determine in their discretion with respect to any other matters properly presented at the meeting.
Can I change my vote after I have submitted a proxy?
If you are a stockholder of record, you may revoke your proxy by (1) following the instructions on the Notice or proxy card, as applicable, and entering a new vote by mail, over the internet or by phone by the time specified on the Notice or proxy card, as applicable, (2) sending a written notice of revocation to Reynolds Consumer Products, 1900 West Field Court, Lake Forest, IL 60045 Attention: Corporate Secretary, or (3) attending the Annual Meeting and voting through the online platform (although attendance at the Annual Meeting will not in and of itself revoke a proxy).
If a broker, bank or other nominee holds your shares, you must contact them in order to find out how to revoke or change your vote.

What happens if additional matters are presented at the Annual Meeting?
If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxies will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.
Who is paying for the cost of this proxy solicitation?
The Company is making this solicitation and will pay the entire cost of preparing and distributing the Notice and these proxy materials and soliciting votes. If you choose to access the proxy materials or vote over the internet, you are responsible for any internet access charges that you may incur. Our directors, officers and employees may, without compensation other than their regular compensation, solicit proxies through further mailings, personal conversations, facsimile transmissions, e-mails, or otherwise.
What is the deadline for submitting a stockholder proposal for the 2027 annual meeting?
Any stockholder proposal intended to be included in the Proxy Statement for the 2027 Annual Meeting of Stockholders must satisfy the SEC regulations under Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”), and must be received no later than November 20, 2026.
In addition, our Bylaws contain advance notice provisions requiring a stockholder who wishes to present a proposal or nominate directors at our next Annual Meeting of Stockholders (whether or not to be included in the Proxy Statement) to comply with certain requirements, including providing timely written notice thereof in accordance with our Bylaws. To be timely for our 2027 Annual Meeting of Stockholders, any such proposal must be delivered in writing to our Secretary at our principal executive offices between the close of business on October 31, 2026 and December 30, 2026. If the date of the next Annual Meeting of Stockholders is more than 30 days before or more than 60 days after the first anniversary of the 2026 Annual Meeting of Stockholders, then notice by the stockholder must be received by us no earlier than the close of business on the 120th day prior to the date of such Annual Meeting and not later than the close of business on the later of (1) 70 days prior to the date of such Annual Meeting or (2) the 10th day following the day on which public announcement of the date of such meeting is first made.
In addition to satisfying the foregoing requirements, in order to comply with the universal proxy rules, a stockholder who intends to solicit proxies in support of director nominees for election at the next annual meeting, other than the Company’s nominees, must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 1, 2027.
The foregoing is subject to the Stockholders Agreement between the Company and PFL which provides that PFL has the right to nominate all of our directors so long as the Hart Entities beneficially own at least 50% of the outstanding shares of our common stock; a majority of our directors so long as they own at least 40% of our stock; and at least one director so long as they own at least 10% of our stock.

What is “householding”?
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice of Internet Availability of Proxy Materials, Proxy Statement and 2025 Annual Report to Stockholders, as applicable, is being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at Reynolds Consumer Products Inc., 1900 W. Field Court, Lake Forest, Illinois 60045, Attention: Corporate Secretary or call us at (800) 879-5067. If you want to receive separate copies of the Notice of Internet Availability of Proxy Materials, Proxy Statement, or 2025 Annual Report to Stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your broker, bank or other nominee record holder, or you may contact us at the above address or telephone number.
AVAILABILITY OF FORM 10-K
Stockholders may receive, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC, including financial statements (and excluding exhibits, which are available for a reasonable fee), by written request to our Corporate Secretary at Reynolds Consumer Products Inc., 1900 W. Field Court, Lake Forest, Illinois 60045. Our Form 10-K is also available on our website in the “Investors—Financial Information –SEC Filings” section of our website at www.ReynoldsConsumerProducts.com.
INCORPORATION BY REFERENCE
Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Exchange Act that may incorporate future filings (including this Proxy Statement, in whole or in part), the Audit Committee Report and the Compensation, Nominating and Corporate Governance Committee Report included in this Proxy Statement shall not be incorporated by reference in any such filings.

APPENDIX A
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Adjusted EBIT is referenced in this Proxy Statement and represents net income calculated in accordance with GAAP, plus the sum of income tax expense, net interest expense and IPO and separation-related costs, as well as other non-recurring costs. Adjusted EBIT Growth in 2025 is the change in Adjusted EBIT in 2025 compared to Adjusted EBIT in 2024.
Adjusted EPS is referenced in this Proxy Statement and represents earnings per share calculated in accordance with GAAP, plus IPO and separation-related costs and other non-recurring costs. Adjusted EPS Growth in 2025 is the change in Adjusted EPS in 2025 compared to Adjusted EPS in 2024.
Adjusted Free Cash Flow is referenced in this Proxy Statement and represents net cash provided by operating activities in the period, calculated in accordance with GAAP, minus the amount of property, plant and equipment acquired and the cash paid for refinancing of long-term debt in the period.
Adjusted EBIT, Adjusted EPS and Adjusted Free Cash Flow are non-GAAP financial measures and should be considered as supplemental in nature and are not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP financial measures presented by other companies.
The following tables contain a reconciliation of Net Income and Net Income Change, the most directly comparable GAAP financial measure, to Adjusted EBIT and Adjusted EBIT Change for each of the periods indicated:

	Year Ended December 31,
(In millions, except for %)	2025	2024	Change	% Change
Net Income – GAAP	$301	$352	$(51)	(14)%
Income tax expense	92	99	(7)	(7)%
Interest expense, net	86	98	(12)	(12)%
Debt refinancing expense	13	—	13	N/M
Costs to execute strategic initiatives	25	—	25	N/M
CEO transition costs	15	—	15	N/M
Adjusted EBIT (Non-GAAP)	$532	$549	$(17)	(3)%
N/M — Not meaningful

	Year Ended December 31,
(In millions, except for %)	2024	2023	Change	% Change
Net Income – GAAP	$352	$298	$54	18%
Income tax expense	99	95	4	4%
Interest expense, net	98	119	(21)	(18)%
Adjusted EBIT (Non-GAAP)	$549	$512	$37	7%
N/M — Not meaningful

	Year Ended December 31,
(In millions, except for %)	2023	2022	Change	% Change
Net Income – GAAP	$298	$258	$40	16%
Income tax expense	95	80	15	19%
Interest expense, net	119	76	43	57%
IPO and separation-related costs	—	12	(12)	N/M
Other	—	3	(3)	N/M
Adjusted EBIT (Non-GAAP)	$512	$429	$83	19%
N/M — Not meaningful

	Year Ended December 31,
(In millions, except for %)	2022	2021	Change	% Change
Net Income – GAAP	$258	$324	$(66)	(20)%
Income tax expense	80	106	(26)	(25)%
Interest expense, net	76	48	28	58%
IPO and separation-related costs	12	14	(2)	(14)%
Other	3	—	3	N/M
Adjusted EBIT (Non-GAAP)	$429	$492	$(63)	(13)%
N/M — Not meaningful

The following tables contain a reconciliation of EPS and EPS Change, the most directly comparable GAAP financial measure, to Adjusted EPS and Adjusted EPS Change for each of the periods indicated:

	Year Ended December 31, 2025			Year Ended December 31, 2024
(in millions, except for per share data)	Net Income	Diluted Shares	Diluted EPS	Net Income	Diluted Shares	Diluted EPS	Diluted EPS Change	Diluted EPS Change %
As Reported - GAAP	$301	210.4	$1.43	$352	210.4	$1.67	$(0.24)	(14)%
Adjustments:
Debt refinancing expense	10	210.4	0.05	—	—	—	0.05	N/M
Costs to execute strategic initiatives	19	210.4	0.09	—	—	—	0.09	N/M
CEO transition costs	15	210.4	0.07	—	—	—	0.07	N/M
Adjusted (Non-GAAP)	$345	210.4	$1.64	$352	210.4	$1.67	$(0.03)	(2)%
The following table contains a reconciliation of net cash provided by operating activities, the most directly comparable GAAP financial measure, to Adjusted Free Cash Flow for the period indicated:

For the Year Ended December 31,
(in millions)	2025
Net cash provided by operating activities	$477
Acquisition of property, plant and equipment	(161)
Cash paid for refinancing of long-term debt	13
Adjusted free cash flow	$329

Reynolds Consumer Products

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 28, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/REYN2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 28, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V84935-P45403 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

REYNOLDS CONSUMER PRODUCTS INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	For	Withhold
1a. Marla Gottschalk	☐	☐
1b. Scott Huckins	☐	☐
1c. Rolf Stangl	☐	☐

NOTE: In their discretion, the proxies are authorized to vote on any other business that may properly come before the meeting or at any and all adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Your **Vote** Counts!

REYNOLDS CONSUMER PRODUCTS INC.

2026 Annual Meeting
Vote by April 28, 2026
11:59 PM ET

Reynolds Consumer Products

V84937-P45403

You invested in REYNOLDS CONSUMER PRODUCTS INC. and it's time to vote!

You have the right to vote on proposals being presented at the Annual Meeting. **This is an important notice regarding the availability of proxy materials for the stockholder meeting to be held on April 29, 2026.**

Get informed before you vote

View the Proxy Statement and 2025 Annual Report to Stockholders online OR you can receive a free paper or email copy of the material(s) by requesting prior to April 15, 2026. If you would like to request a copy of the material(s) for this and/or future stockholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

For complete information and to vote, visit **www.ProxyVote.com**

Control #

Smartphone users

Point your camera here and vote without entering a control number

Vote Virtually at the Meeting*

April 29, 2026
5:00 PM CDT

Virtually at:
www.virtualshareholdermeeting.com/REYN2026

*Please check the meeting materials for any special requirements for meeting attendance.

Vote at www.ProxyVote.com

THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming stockholder meeting. Please follow the instructions on the reverse side to vote these important matters.

Voting Items		Board Recommends
1.	Election of Directors	
	Nominees:	
1a.	Marla Gottschalk	For
1b.	Scott Huckins	For
1c.	Rolf Stangl	For
2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2026.	For
3.	To approve, on an advisory basis, the compensation of our named executive officers.	For

NOTE: In their discretion, the proxies are authorized to vote on any other business that may properly come before the meeting or at any and all adjournments or postponements thereof.

Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click "Delivery Settings".

V84938-P45403

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 25, 2021: This Proxy Statement and 2020 Annual Report to Stockholders are available at www.proxyvote.com. D37470-P50158 REYNOLDS CONSUMER PRODUCTS INC. Annual Meeting of Stockholders May 25, 2021 4:00 PM Central Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) David Watson and Chris Mayrhofer, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of REYNOLDS CONSUMER PRODUCTS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 4:00 p.m. Central Time on May 25, 2021, virtually at www.virtualshareholdermeeting.com/REYN2021, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "FOR" each nominee for election as a director, "FOR" pro